UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AngioDynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14 Plaza Drive
Latham, New York 12110
(518) 798-1215

September 22, 2021
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AngioDynamics, Inc. to be held on Wednesday, November 3, 2021 at 12:00 p.m., Eastern Time. In light of the public health impact of the coronavirus (“COVID-19”) pandemic and in order to protect the health and well-being of our shareholders, directors and employees, the Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/ANGO2021. There will be no physical in-person meeting.
At this year’s Annual Meeting you will be asked to:

(i)	consider and vote upon a proposal to elect two Class III directors, for a term of three years;
(ii)	consider and vote upon a proposal to ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2022;
(iii)	consider and vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers;
(iv)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As we did last year, we are pleased to furnish proxy materials to our shareholders over the internet. Instead of mailing printed copies to each shareholder, we are mailing a Notice Regarding Internet Availability which contains instructions on how to access your proxy materials; how each shareholder can receive a paper copy of proxy materials, including this Proxy Statement, our annual report on Form 10-K for the fiscal year ended May 31, 2021 and a proxy card; and how to access your proxy card to vote through the internet or by telephone. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our Annual Meeting.
The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of the appointment of AngioDynamics’ independent registered public accounting firm and the approval (on an advisory basis) of the compensation of its named executive officers are in the best interests of AngioDynamics and its shareholders, and, accordingly, recommends a vote “FOR” each proposal.
In addition to the business to be transacted as described above, management will address shareholders with respect to AngioDynamics’ developments over the past year and respond to comments and questions of general interest to shareholders.
Your vote is important and whether or not you plan to attend the Annual Meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the internet. If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Voting by proxy will ensure your shares are represented at the Annual Meeting. Banks and brokers cannot exercise discretionary voting in uncontested elections of directors. If you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank or broker) so that your shares are voted at the meeting on all matters.
Sincerely,

James C. Clemmer
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 22, 2021

You are cordially invited to attend the Annual Meeting of Shareholders of AngioDynamics, Inc. to be held on Wednesday, November 3, 2021 at 12:00 p.m., Eastern Time. In light of the public health impact of the COVID-19 pandemic and in order to protect the health and well-being of our shareholders, directors and employees, the Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/ANGO2021. There will be no physical in-person meeting.
The meeting is being held for the following purposes:

1.	To vote upon a proposal to elect two Class III directors, for a term of three years;
2.	To ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2022;
3.	To vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers; and
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders who held shares at the close of business on Monday, September 13, 2021, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ANGO2021. To participate in the meeting, you must have your sixteen-digit control number located on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the internet or by telephone. Please see the instructions below under the heading “How do I vote my shares without attending the meeting?”.
The Annual Meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

By Order of the Board of Directors,
Richard C. Rosenzweig
Senior Vice President, General Counsel and Secretary
Latham, New York

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on November 3, 2021.
Our Proxy Statement for the 2021 Annual Meeting of Shareholders, the proxy card, and annual report on Form 10-K for our fiscal year ended May 31, 2021 are available on the following website: www.proxyvote.com. To view materials via the internet, please follow the instructions set forth on the Notice Regarding Internet Availability mailed on or about September 22, 2021 to all shareholders of record on September 13, 2021.

PROXY STATEMENT SUMMARY
This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2021 Annual Report before voting.

SUMMARY OF SHAREHOLDER VOTING MATTERS

		Board Vote Recommendation	More Information	Broker Discretionary Voting Allowed?	Routine?	Vote Required for Approval	Abstentions/ Broker Non-Votes
Proposal 1	Election of Class III Directors	FOR each Nominee	Page 6	No	No	Plurality of votes cast	Counted as present for the purpose of determining a quorum, but do not count as votes cast
Proposal 2	Ratification of Our Independent Registered Public Accounting Firm	FOR	Page 39	Yes	Yes	Majority of votes cast
Proposal 3	Approval of the Compensation of our named executive officers on an advisory basis	FOR	Page 43	No	No	A majority of votes cast will reflect the advice of the shareholders

ADVANCED VOTING METHODS
Even if you plan to participate in our Virtual Annual Meeting, please read this proxy voting statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

BY INTERNET USING YOUR COMPUTER	BY TELEPHONE	BY MAILING YOUR PROXY CARD
:	(	*
Registered Owners Visit 24/7 www.virtualshareholdermeeting.com/ANGO2021.	Registered Owners in the U.S. and Canada dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign your proxy card and send by free post

FISCAL YEAR 2021 PERFORMANCE HIGHLIGHTS
We were pleased with our results in fiscal year 2021 as we continued our strategic transformation into a growth-oriented, technology driven company that will allow us to serve larger and faster growing markets. Driven by the returns from the ongoing strategic transformation and focus on key technology platforms, in fiscal year 2021, our net sales grew 10.2%. We achieved this growth against the backdrop of the severe COVID-19 disruptions which made for an easier comparison with the fourth quarter of fiscal year 2020 (during which we experienced the most significant impact on our sales) and a more difficult comparison for the first three quarters of fiscal year 2020 (prior to onset of the COVID-19 global pandemic).

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS
We regularly engage with investors to discuss our strategic direction, financial position and results of operations. This engagement provides valuable feedback on our compensation programs and governance practices.
We have set forth below certain key features of our executive compensation program applicable to our named executive officers and key compensation governance practices that strengthen the alignment of our named executive officers’ interests with those of our shareholders:

Key Compensation Program Features	Key Compensation Governance Practices
•For fiscal year 2021, 68% of our CEO's total compensation was performance-based (including performance shares, options and short-term incentive compensation)	•Robust stock ownership guidelines to align executives with our shareholders regarding our long-term performance
•Mix of fixed and variable compensation, with a strong emphasis on variable, at-risk performance-based compensation	•Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances
•Short- and long-term compensation opportunities with performance metrics tied to our strategy and performance (including relative total shareholder return)	•No option repricing or cash buyout of underwater options without shareholder approval
•50% of target long-term incentive opportunity is performance-contingent and measured over a 3-year period	•Engagement of an independent compensation consultant with no other ties to the Company or management
•Full-value stock-based awards with four-year vesting to promote retention	•Change of control agreements with double trigger severance arrangements
•Modified double trigger change of control provision in the 2020 Long Term Incentive Plan	•Active engagement with investors

GOVERNANCE HIGHLIGHTS
As part of our commitment to high ethical standards, our Board embraces strong governance practices and principles. These practices are described in more detail starting on page 11 and in our Corporate Governance Guidelines, which can be found in the Governance section of our website.

Independence
•7 of our 8 directors are independent
•All of our Board Committees are composed exclusively of independent directors
•Each member of the Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee meets the Nasdaq enhanced independence standards

Independent Chairman	• We have an independent, non-executive Chairman • The Chairman sets the agenda for Board meetings • The Chairman provides guidance to the CEO • The Chairman presides over Board meetings
Executive Sessions	• The independent directors regularly meet in private without management • The Chairman presides at these executive sessions • Each Committee regularly holds executive sessions without management
Board Oversight of Risk Management
•The Board and Committee meeting process is designed to ensure that key risks are reviewed
•Directors are informed of and review various areas of risk including those associated with operational matters, finance, regulatory and product quality issues, and legal proceedings, among others
•The Board and Committee discussions are supplemented through annual reports on enterprise risk by management
•The Audit Committee reviews our overall enterprise risk management policies and practices and financial risk exposures, while other Committees also play a role in risk oversight

Stock Ownership Requirements
• Within 36 months of joining the Board, our independent directors must hold an amount of our common stock equal to at least three times the annual cash retainer payable to each director
• Stock ownership guidelines require our executives to hold significant amounts of our common stock to align executives with our shareholders
◦Our CEO must hold our common stock valued at three times his base salary
◦Our other named executive officers must hold our common stock valued at one times their base salary

Board Practices
• Our Board annually evaluates the effectiveness of the Board and its Committees
• The Board considers nomination of directors in light of a candidate's:
◦significant accomplishments and ability to make meaningful contributions;
◦relevance of specific experiences, skills, industry background and knowledge to the business and objectives of our Company;
◦contribution to Board diversity (including gender, race and ethnicity); and
◦reputation for honesty and ethical conduct
• Any incumbent director who receives less than 50% of the votes cast in an uncontested election must tender his or her resignation promptly
• The Company has implemented a maximum annual discretionary stock-based award value for each director

Accountability
• Directors and executive officers are prohibited from hedging securities of the Company, purchasing or holding securities of the Company in a margin account or pledging securities of the Company
• The Company has a clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances

ANGIODYNAMICS, INC.
14 Plaza Drive
Latham, New York 12110

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF ANGIODYNAMICS, INC.
November 3, 2021

INTRODUCTION
We are furnishing this proxy statement to the shareholders of AngioDynamics, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at our 2021 Annual Meeting of Shareholders referred to in the attached notice and at any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on November 3, 2021 at 12:00 p.m., Eastern Time. In light of the public health impact of the COVID-19 pandemic and in order to protect the health and well-being of our shareholders, directors and employees, the Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/ANGO2021. There will be no physical in-person meeting. Only shareholders who held shares at the close of business on Monday, September 13, 2021 are entitled to notice of and to vote at the meeting, or at any adjournments or postponements thereof. You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ANGO2021. To participate in the meeting, you must have your sixteen-digit control number located on your notice, on your proxy card or on the instructions that accompanied your proxy materials. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on September 22, 2021 to each shareholder entitled to vote at the Annual Meeting.
When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “AngioDynamics” refer to AngioDynamics, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of AngioDynamics, Inc. Our principal executive offices are located at 14 Plaza Drive, Latham, New York 12110.
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
At the Annual Meeting, we will ask holders of our common stock to consider and vote upon the following items:
1. Election of Directors
The election of two Class III directors, namely, Wesley E. Johnson, Jr. and Karen A. Licitra. If elected, these Class III directors will serve until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
2. Ratification of Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2022.
3. Advisory Vote on the Compensation of our Named Executive Officers
A “Say-on-Pay” advisory vote on the approval of the compensation of our named executive officers.
How can I receive proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of proxy materials to each shareholder. On or about September 22, 2021, we began mailing to our shareholders a “Notice of Internet Availability of Proxy

Materials” (sometimes referred to herein as the “Notice”) containing instructions on how to access this proxy statement, the accompanying notice of Annual Meeting and our annual report for the fiscal year ended May 31, 2021 online. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet.
Finally, you can receive a copy of our proxy materials by following the instructions contained in the Notice regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made through the internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com by sending a blank e-mail with your control number in the subject line.
Who is entitled to vote?
Shareholders of record at the close of business on September 13, 2021, the record date for the Annual Meeting, are entitled to receive this proxy statement and to vote at the meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were 38,650,241 outstanding shares of our common stock entitled to notice of, and to vote at, the Annual Meeting. Holders of our common stock have one vote per share on each matter to be acted upon. A list of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, for any purpose germane to the meeting. Interested parties should contact our General Counsel between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 14 Plaza Drive, Latham, New York 12110.
If you hold your shares in “street name” (that is, through a bank, broker, trustee or other nominee), the Notice was forwarded to you by your bank, broker, trustee or other nominee. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy.
How do I vote my shares without attending the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:
By Internet or Telephone - If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., New York City Time, on November 1, 2021. If you vote by internet or telephone, you need not return your proxy card.
By Mail - If you received a paper copy of this proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided which must be received in time for the annual meeting. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, or attorney or an officer of a corporation), you should indicate your name and title or capacity.
How do I vote my shares virtually at the meeting?
If you are a shareholder of record as of the record date for the Annual Meeting, you can participate in the Annual Meeting live online at www.virtualshareholdermeeting.com/ANGO2021. The webcast will start on November 3, 2021 at 12:00 p.m, Eastern Time. You may vote and submit questions while attending the Annual Meeting online. You will need the sixteen-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.
Street name shareholders must provide specific instructions on how to vote your shares by completing and returning the voting instruction form provided by your bank, broker, trustee or other nominee.
Even if you plan to attend the virtual meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.
How can I attend the meeting?
If you wish to attend the meeting via live webcast, you will need to log in to the webcast using the sixteen-digit control number located on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. You may log in to the webcast by visiting www.virtualshareholdermeeting.com/ANGO2021. The webcast will begin promptly at 12:00 p.m.,

Eastern Time on November 3, 2021. Online access will begin at 11:50 a.m., Eastern Time. We encourage you to access the webcast prior to the designated start time, to give yourself plenty of time to log in and ensure that you can hear streaming audio prior to the start of the meeting.
How can I ask questions at the meeting?
Questions may be submitted prior to the meeting or you may submit questions in real time during the meeting through our virtual shareholder forum. You must first join the meeting as described above in “How can I attend the meeting?”
What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, it generally means that you hold shares registered in more than one account. If you received a paper copy of this proxy statement and you vote by mail, you should sign and return each proxy card. Alternatively, if you vote by internet or telephone, you should vote once for each proxy card and/or Notice you receive. If you have received more than one Notice, you should vote once for each Notice that you receive.
May I change my vote?
Yes. If you are a shareholder of record and whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy, prior to the Annual Meeting, by:
•Sending a written statement to that effect to AngioDynamics’ General Counsel at AngioDynamics Corporate headquarters at 14 Plaza Drive, Latham New York, 12110;
•Voting by internet or telephone at a later time;
•Submitting a properly signed proxy card with a later date; or
•Voting virtually at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with AngioDynamics, or by filing a new written appointment of a proxy with AngioDynamics.
If you hold your shares in street name, your bank, broker, trustee or other nominee can provide you with instructions on how to change your vote.
What constitutes a quorum?
A majority of the outstanding shares of common stock present in person or by proxy is required to constitute a quorum at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for the purposes of a quorum. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and broker “non-votes” (proxies from banks, brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the banks, brokers or nominees do not have discretionary power) will be treated as shares that are present.
How does the Board recommend that I vote?
The Board of Directors recommends that you vote your shares:
“FOR” the election of the Class III directors who have been nominated by the Board of Directors;
“FOR” the ratification of the appointment of Deloitte & Touche LLP as AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2022;
“FOR” the approval (on an advisory basis) of the compensation of our named executive officers; and
with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the persons named as proxies. We do not expect that any matter other than as described in this proxy statement will be brought before the Annual Meeting.
What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you indicate when voting over the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxies will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Street Name Holders. If you hold your shares in “street name” and do not provide specific voting instructions, then, under the rules of The Nasdaq Stock Market, the bank, broker, trustee or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. As a result, your bank, broker, trustee or other nominee may not vote your shares without receipt of a voting instruction form with respect to Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) because each proposal is a non-routine matter, but may vote your shares without your instructions with respect to Proposal 2 (ratification of appointment of independent registered public accounting firm) because this matter is considered routine.
What is the voting requirement to approve each proposal?
Under Delaware law and AngioDynamics’ Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Our Corporate Governance Principles provide that, in the case of an uncontested election of directors, a director nominee who does not receive votes cast "for" his or her election or re-election in excess of 50% of the number of votes cast with respect to such nominee's election or re-election (a "Majority Vote"), shall tender his or her resignation to the Board of Directors, with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board of Directors in accordance with our Corporate Governance Principles. If a nominee fails to receive a Majority Vote, the Company's Nominating, Compliance and Corporate Governance Committee, or another duly authorized committee of the Board of Directors, will consider whether to accept the nominee's resignation and will submit a recommendation for prompt consideration by the Board of Directors. The Board of Directors shall then act on the resignation, taking into account such committee's recommendation, within ninety (90) days following certification of the shareholder vote.
For the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2022 (Proposal 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.
For the “Say-on-Pay” advisory vote (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will reflect the advice of the shareholders. The approval, on an advisory basis, of the compensation paid to our named executive officers, also known as a “Say on Pay” vote, is an advisory vote mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This means that while we ask shareholders to approve the compensation paid to our named executive officers, it is not an action that requires shareholder approval, and shareholders are not voting to approve or disapprove the Board’s recommendation with respect to this proposal. The "Say-on-Pay" vote is an advisory vote and is non-binding on the Board, although the Board and the Compensation Committee welcome the input of shareholders on the Company’s compensation policies and will take the advisory vote into account in making determinations concerning executive compensation.
A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present. Accordingly, an abstention will have the effect of a negative vote on Proposal 2 and Proposal 3, but will have no effect on the election of directors or determining whether a Majority Vote has been achieved.
What is a broker non-vote?
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to be present in person or by proxy for the purpose of voting on a non-routine matter at the Annual Meeting and, therefore, will not be counted for the purpose of determining whether shareholders have approved the election of directors in Proposal 1 and the “Say-on-Pay” advisory vote in Proposal 3, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker only will have discretion to vote your shares on Proposal 2, because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter. Broker non-votes are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How can I find voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and, within four business days following the date of the Annual Meeting, we will file a Current Report on Form 8-K with the SEC indicating final voting results.

Who bears the cost of soliciting proxies?
The cost of solicitation of proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to the use of the mail and the internet, proxy solicitation may be made by telephone, facsimile and personal interview by our officers, directors and employees.

PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees
Our Board of Directors currently consists of eight directors. The Board is classified into three classes, each of which has a staggered three-year term. At the Annual Meeting, our shareholders will be asked to elect two Class III directors, namely, Wesley E. Johnson, Jr. and Karen A. Licitra. If elected, Mr. Johnson and Ms. Licitra will hold office until the Annual Meeting of Shareholders to be held in 2024 and until each of their successors is duly elected and qualified. The Class I directors and Class II directors will continue in office during the terms indicated below. Unless otherwise specified, all proxies received will be voted in favor of the election of the nominee named below as a director of AngioDynamics. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. Our Corporate Governance Principles provide that, in the case of an uncontested election of directors, a director nominee who does not receive a Majority Vote shall tender his or her resignation to the Board of Directors, with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board of Directors in accordance with our Corporate Governance Principles. If a nominee fails to receive a Majority Vote, the Company’s Nominating, Compliance and Corporate Governance Committee, or another duly authorized committee of the Board of Directors, will consider whether to accept the nominee’s resignation and will submit a recommendation for prompt consideration by the Board of Directors. The Board of Directors shall then act on the resignation, taking into account such committee’s recommendation, within ninety (90) days following certification of the shareholder vote.
The current term of each of Wesley E. Johnson, Jr. and Karen A. Licitra expires at the Annual Meeting and when each of their successors is duly elected and qualified. Mr. Johnson and Ms. Licitra have each consented to be named as a nominee and, if elected, to serve as a Director. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, proxies may be voted for substitute nominees selected by the Board of Directors.
As of September 13, 2021, the following Directors served on the following committees:

				Committee Memberships
Name	Age	Director Since	Independent	B	AC	CC	NCCGC
Eileen O. Auen	58	2016	Y	M		C
Howard W. Donnelly	60	2004	Y	C
Wesley E. Johnson, Jr.	63	2007	Y	M	M		C
Karen A. Licitra	62	2019	Y	M	M	M
Dennis S. Meteny	68	2004	Y	M	C	M
Jan Stern Reed	61	2016	Y	M	M		M
Michael E. Tarnoff	53	2019	Y	M			M
James C. Clemmer	57	2016	N	M

AC	Audit Committee	B	Board of Directors
CC	Compensation Committee	C	Chair
NCCGC	Nominating, Compliance and Corporate Governance Committee	M	Member
Set forth below are the names, ages and principal occupations and director positions on public companies, in each case, for the past five years, of the directors and nominees, and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s and nominee’s experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

Class III Directors (Term expiring at the 2021 Annual Meeting):

WESLEY E. JOHNSON, JR.	Director since 2007
Former CEO of medical device companies, Former Divisional Vice-President and General Manager	age 63
Abbott Laboratories
From February 2013 through November 2019, Mr. Johnson served as Chief Executive Officer and Director of Admittance Technologies, Inc., a medical device company. From February 2008 to May 2012, Mr. Johnson served as President, CEO and Director of Cardiokinetix, Inc., a developer of medical devices for the treatment of congestive heart failure. From October 2005 to February 2008, Mr. Johnson served as General Manager of Abbott Spine, S.A., a division of Abbott Laboratories. From June 2003 to October 2005, Mr. Johnson served as Division Vice President, Finance for Abbott Spine, a division of Abbott Laboratories. From May 1999 to June 2003, he served as Vice President of Operations and Chief Financial Officer for Spinal Concepts. From 2003 to 2007, Mr. Johnson served as a member of the Board of RITA Medical Systems, Inc. and Chairman of its Audit Committee and has served as a director of Minimus Spine, Inc., a private medical device company since May 2012. Mr. Johnson holds a B.B.A. in Accounting from Texas A&M University and became a certified public accountant in 1981. Mr. Johnson is chairman of our Nominating, Compliance and Corporate Governance Committee and a member of our Audit Committee.

Director Qualifications: Mr. Johnson’s service as CFO for Spinal Concepts, General Manager and Division Vice President for Abbott Laboratories and CEO of two separate medical device companies, provides valuable business, leadership and management experience, particularly with respect to the numerous financial, business and strategic issues faced by a diversified medical device company. In addition, Mr. Johnson's experience with PricewaterhouseCoopers and his positions as a public company CFO of Urologix, Inc. and Orthofix, Inc. (formerly American Medical Electronics, Inc.) provides valuable financial and accounting experience for his position on the Audit Committee.

KAREN A. LICITRA	Director since 2019
Former Corporate Vice President for Worldwide Government Affairs and Policy	age 62
Johnson and Johnson
Ms. Licitra was appointed to fill a vacancy on our Board of Directors on July 17, 2019. From January 2014 through August 2015, Ms. Licitra served as Corporate Vice President, Worldwide Government Affairs & Policy at Johnson & Johnson, a medical devices, pharmaceutical, and consumer packaged goods manufacturer. From December 2011 to December 2013, Ms. Licitra served as the Worldwide Chairman, Global Medical Solutions at Johnson & Johnson. From July 2002 to November 2011, she served as the Company Group Chairman and Worldwide Franchise Chairman at Ethicon Endo-Surgery, Inc., a Johnson & Johnson medical device company. From January 2001 to June 2002, she served as the President of Ethicon Endo-Surgery. From June 2015 to June 2021, she served on the Compensation Committee of the Board of Directors of Si-Bone, Inc., a medical device company focusing on a minimally invasive surgical implant system to treat sacroiliac joint dysfunction, and previously served on the Board of Directors of Novadaq Technologies Inc., a provider of proven comprehensive fluorescence imaging solutions, until the company was acquired by Stryker Corporation in 2017. Ms. Licitra received a B.S. in Commerce from Rider College. Ms. Licitra is a member of our Audit Committee and our Compensation Committee.

Director Qualifications: Ms. Licitra’s service as an executive in various roles at Johnson and Johnson provides valuable business and industry experience, leadership and insight, particularly with respect to the global, industry and strategic issues faced by a diversified medical device manufacturer.

Recommendation of the Board of Directors
The Board of Directors recommends a vote “FOR” the election of the nominees.

Other Directors
The following Class I and Class II directors will continue on the Board of Directors for the terms indicated:
Class I Directors (Term expiring at the 2022 Annual Meeting):

DENNIS S. METENY	Director since 2004
Director	age 68
Blue Water Growth LLC
Since January 2014, Mr. Meteny has been a director of Blue Water Growth LLC, a global business consulting firm with services including mergers and acquisitions, private capital solutions, product distribution, outsourcing, and a wide variety of business advisory services for its Western and Asian clients. From 2006 to January 2014, Mr. Meteny was President and Chief Executive Officer of Cygnus Manufacturing Company LLC, a privately held manufacturer of medical devices, health and safety components, and high precision transportation, aerospace and industrial products. From 2003 to 2006, Mr. Meteny was an Executive-in-Residence at the Pittsburgh Life Sciences Greenhouse, a strategic economic development initiative of the University of Pittsburgh Health System, Carnegie Mellon University, the University of Pittsburgh, the State of Pennsylvania and local foundations. From 2001 to 2003, he was President and Chief Operating Officer of TissueInformatics, Inc., a privately held company engaged in the medical imaging business. From 2000 to 2001, Mr. Meteny was a business consultant to various technology companies. Prior to that, Mr. Meteny spent 15 years in several executive-level positions, including as President and Chief Executive Officer, from 1994 to 1999, of Respironics, Inc. a cardio-pulmonary medical device company. Mr. Meteny holds a B.S. Degree in Accounting from The Pennsylvania State University and an MBA from the University of Pittsburgh. Mr. Meteny is the Chairman of our Audit Committee and a member of the Compensation Committee.

Director Qualifications: Mr. Meteny’s service as CFO, COO and CEO of Respironics, COO of TissueInformatics and CEO of Cygnus Manufacturing Company, provides our Board with valuable business, leadership and management experience, including leading a large, diverse healthcare company, giving him a keen understanding of the numerous operational and strategic issues facing a diversified medical device company such as AngioDynamics. In addition, as noted above, Mr. Meteny is the Chairman of our Audit Committee and is designated as a “financial expert” as a result of his extensive financial and accounting background with Ernst & Young and his position as CFO of Respironics.

MICHAEL E. TARNOFF, MD	Director since 2019
President and CEO	age 53
Tufts Medical Center and Tufts Children's Hospital
Since June of 2021, Dr Tarnoff has served as President and Chief Executive Officer of Tufts Medical Center and Tufts Children’s Hospital and served in this role on an interim basis for the nine months preceding his appointment. From June 2019 until June 2021, Dr. Tarnoff was Chair of the Department of Surgery and Surgeon-in-Chief at Tufts Medical Center and Tufts University School of Medicine in Boston, Massachusetts. Dr. Tarnoff has been a surgeon at Tufts since 2001. Dr. Tarnoff was Chief Medical Officer at Medtronic from January 2015 through August 2019. From 2008 until its acquisition by Medtronic in 2015, Dr. Tarnoff served as the Chief Medical Officer and Senior Vice President for Medical Affairs at Covidien plc. Dr. Tarnoff received a BA in psychology from Washington University in St Louis, and received an MD from and completed his residency in General Surgery at the University of Medicine and Dentistry of New Jersey. Dr. Tarnoff also completed a fellowship in Advanced Minimally Invasive Surgery at the Cleveland Clinic in Cleveland, Ohio. Dr. Tarnoff is a member of our Nominating, Compliance and Corporate Governance Committee.

Director Qualifications: Through his extensive experience as a surgeon and his roles in hospital administration, including his recent appointment as President and CEO of Tufts Medical Center, Dr. Tarnoff provides the Board of Directors with deep, expert knowledge in patient care and the United States health care system.

Class II Directors (Term expiring at the 2023 Annual Meeting):

EILEEN O. AUEN	Director since 2016
Former Executive Chairman	age 58
Helios
Ms. Auen most recently served as Executive Chairman of Helios, a $1 billion healthcare services firm formed by the merger of PMSI, Inc. and Progressive Medical in 2013. Prior roles include Chairman and Chief Executive Officer of PMSI, Head of Healthcare Management at Aetna, and Chief Executive Officer of APS Healthcare. She currently provides consulting services to the healthcare industry through Deep Run Consulting, a firm she founded. Ms. Auen earned a bachelor’s degree in Economics and Finance from Towson University, and an M.B.A. from the University of Virginia School of Business. Ms. Auen currently serves a member of the Board of Directors for Point32Health, a $9 billion Health and Wellness Company formed by the merger of Tufts Healthplan and Harvard Pilgrim and for MedRisk, a $1 Billion Physical Medicine Company. She is also a member of the Board of Visitors for Towson University. Ms. Auen served on the Board of ICF (NASDAQ:ICFI) from 2008 until 2021 and was the Lead Director from 2016 to 2021. She also served on the Board of Medstar Union Memorial Hospital from 2014 until 2021. Ms. Auen chairs our Compensation Committee.

Director Qualifications: Ms. Auen’s extensive experience in the health care industry, including at PMSI, Aetna, APS Healthcare, Tufts Health Plan and Point32Health, provides the Company with significant management experience in the areas of finance, accounting, business operations, management, risk oversight, executive decision making and corporate governance. In addition, Ms. Auen’s experience in the healthcare payment environment provides reliable perspectives to our Board.

JAMES C. CLEMMER	Director since 2016
President and Chief Executive Officer	age 57
AngioDynamics, Inc.
Mr. Clemmer joined AngioDynamics in April 2016 as our President and CEO. Prior to joining AngioDynamics, Mr. Clemmer served as President of the Medical Supplies segment at Covidien plc from September 2006 to January 2015. In this role, Mr. Clemmer directed the strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, he managed global manufacturing, research and development, operational excellence, business development and all other functions associated with the Medical Supplies business. Prior to his role at Covidien, Mr. Clemmer served as Group President at Kendall Healthcare from July 2004 to September 2006, where he managed the US business across five divisions and built the strategic plan for the Medical Supplies segment before it was spun off from Tyco. Mr. Clemmer served as interim president at the Massachusetts College of Liberal Arts from August 2015 until March 1, 2016. Mr. Clemmer is a graduate of the Massachusetts College of Liberal Arts. Mr. Clemmer previously served as a member of the Board of Directors of Lantheus Medical Imaging.

Director Qualifications: Through his position as our CEO and his tenure at Covidien, Mr. Clemmer brings leadership, extensive executive and operational experience, strategic expertise and a deep knowledge of the medical device industry to the Board. Mr. Clemmer’s service as a Director and CEO of AngioDynamics creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business.

HOWARD W. DONNELLY	Director since 2004
Former President and CEO	age 60
BlueFin Medical, LLC
From 2017-2019, Mr. Donnelly was President and CEO of Bluefin Medical, a firm focused on the regional anesthesia market. In 2019 Bluefin Medical’s technology was acquired by a private European medical technology company. From 2005 to March 2018, Mr. Donnelly was President of Concert Medical LLC, a manufacturer of interventional medical devices. Concert Medical was acquired by Theragenics in March 2018. From 2010 to 2016, Mr. Donnelly was President and CEO of HydroCision Inc., a company focused on spine surgery and the pain management market. Mr. Donnelly currently serves on the Board of Directors of HydroCision, Inc. From 2002 to 2008, Mr. Donnelly was a director and member of the audit, compensation and nominating and governance committees of Vital Signs, Inc. From 1999 to 2002, he was President of Level 1, Inc., a medical device manufacturer and subsidiary of Smiths Group. From 1990 to 1999, Mr. Donnelly was employed at Pfizer, Inc., with his last position as Vice President, Business Planning and Development for Pfizer’s Medical Technology Group from 1997 to 1999. Mr. Donnelly holds a B.S. and an M.B.A. from Bryant College. Mr. Donnelly is the Chairman of the Board.

Director Qualifications: Mr. Donnelly brings extensive industry experience as a result of his tenures at Pfizer, Level 1, Concert Medical and HydroCision. Mr. Donnelly provides the Board with valuable business, leadership and management insight, particularly in the areas of manufacturing and business combinations.

JAN STERN REED	Director since 2016
Former Senior Vice President, General Counsel and Corporate Secretary	age 61
Walgreens Boots Alliance, Inc.
From 2013 to 2016, Ms. Reed served as Senior Vice President, General Counsel and Corporate Secretary (since 2015) at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise with annual revenues in excess of $115 billion. Prior to this role, Ms. Reed served for seven years as Executive Vice President of Human Resources, General Counsel and Corporate Secretary at Solo Cup Company, and, prior thereto, as Associate General Counsel, Corporate Secretary and Chief Governance Officer at Baxter International Inc. Ms. Reed earned a Bachelor of Arts degree, with honors, in Psychology from the University of Michigan, and a Juris Doctor from Northwestern University School of Law. Ms. Reed also currently serves as a member of the Board of Directors for Stepan Company (NYSE:SCL) and AVITA Medical, Inc. (NASDAQ:RCEL). Ms. Reed is a member of our Audit Committee and Nominating, Compliance and Corporate Governance Committee.

Director Qualifications: Ms. Reed provides the Board of Directors with global executive leadership in legal, corporate governance, risk management, health care regulatory, compliance, manufacturing and strategic business matters as well as extensive experience with acquisitions and employee development.

CORPORATE GOVERNANCE
Director Independence
The listing standards of The Nasdaq Stock Market LLC require that a majority of a listed company’s directors qualify as independent. Our Board of Directors has determined that seven of our eight directors -Mses. Auen, Reed and Licitra, and Messrs. Donnelly, Johnson, Meteny and Tarnoff-are independent under the Nasdaq listing standards. Under the Nasdaq listing standards, an “independent director” is a director who is not an officer or employee of AngioDynamics or any subsidiary and who does not have any relationship that the Board of Directors believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors reviews the relationships that each director has with our Company, including relationships with the Company and any family member of each such director, on an annual basis and only those directors having no direct or indirect material relationship with our Company and who qualify as independent under the Nasdaq listing standards will be considered independent directors of AngioDynamics.
Communications with the Directors
Shareholders may communicate in writing with any particular director, the independent directors as a group, or the entire Board by sending such written communication to our Secretary at our principal executive offices, 14 Plaza Drive, Latham, New York 12110. Copies of written communications received at such address will be provided to the Board or the relevant director or directors unless such communications are determined by our outside counsel to be inappropriate for submission to the intended recipient(s). However, any communication not so delivered will be made available upon request to any director. Examples of shareholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, resumes and other forms of job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.
Policy on Director Attendance at Annual Meetings
All Board members are encouraged to attend our Annual Meetings of Shareholders absent an emergency or other unforeseen circumstance. All of our directors who were currently serving on the Board attended our 2020 Annual Meeting of Shareholders.
Compliance Program
Our Board of Directors has adopted a written Code of Business Conduct and Ethics for our Company. Our Code of Business Conduct and Ethics is available at our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Governance Documents-Code of Ethics” caption. All Company officers, employees, and directors are required to comply with our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics covers a number of topics, including conflicts of interest, insider trading, fair dealing, equal employment opportunity and harassment, anti-bribery, and confidential information, as well as requiring adherence to all laws, rules, and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Business Conduct and Ethics to the attention of the Company through management or our legal counsel or by using the Company’s confidential Compliance Hotline. The Company also maintains a Board-approved comprehensive compliance program to ensure our employees comply with applicable laws, rules, regulations, and industry codes when interacting with healthcare professionals.
The Company maintains the Compliance Hotline for the Company employees and third parties to use as a means of raising concerns or seeking advice. The Compliance Hotline is provided by an independent third-party and is available worldwide. Individuals using the Compliance Hotline may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation. All Compliance Hotline inquiries are forwarded to the Company’s Corporate Compliance Officer and Director of Internal Audit for investigation. The Audit Committee is informed of any matters reported to the Company’s Corporate Compliance Officer and Director of Internal Audit, whether through the Compliance Hotline, management, or otherwise, involving accounting, internal control, or auditing matters. Matters reported to the Company’s Corporate Compliance Officer and Director of Internal Audit, whether through the Compliance Hotline, management, or otherwise, involving, among other things, compliance with laws, employee health and safety, employment, and interactions with health care professionals, are reported to the Nominating, Compliance, and Corporate Governance Committee.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, and from engaging in borrowing against AngioDynamics’ securities held in a margin account, or pledging AngioDynamics’ securities as collateral for a loan

(unless the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).
Board of Directors Leadership Structure
Howard W. Donnelly is our independent, non-executive Chairman of the Board of Directors, and James C. Clemmer is our Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board. We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders.
Risk Oversight
Our Board of Directors monitors management’s enterprise-wide approach to risk management. The full Board of Directors’ role in discussing and developing our business strategy is a key part of its understanding of the risks the Company faces and the steps management takes to manage those risks. The Board of Directors regularly assesses management’s appetite for risk and helps guide management in determining what constitutes an appropriate level of risk for the Company.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee reviews management’s enterprise risk assessment, which focuses on four primary areas of risk: Strategic; Financial; Operational and Legal/Compliance. In addition, the Audit Committee focuses on financial risks, including internal controls. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. The Nominating, Compliance, and Corporate Governance Committee focuses on significant legal and regulatory compliance matters, including compliance with laws, employment matters, and interactions with health care professionals.

MEETINGS AND BOARD COMMITTEES
Committees of the Board
During our fiscal year ended May 31, 2021, our Board of Directors had three standing committees, the members of which have been appointed by the Board: the Audit Committee; the Compensation Committee; and the Nominating, Compliance and Corporate Governance Committee. Each committee is composed entirely of independent directors and the Chairman and members of each committee are appointed annually by the Board. Each committee is authorized to retain its own outside counsel and other advisors as it desires, subject to, for the Nominating, Compliance and Corporate Governance Committee a $100,000 annual limitation on fees and expenses for such counsel and advisors without the full Board’s prior consent.
Each committee has adopted a written charter, and a brief summary of each committee’s responsibilities follows.
Audit Committee and Audit Committee Financial Expert
The Audit Committee assists our Board of Directors in its oversight of:
•the integrity of our financial statements, financial reporting process, system of internal controls over financial reporting, and audit process;
•our compliance with, and process for monitoring compliance with, legal and regulatory requirements, in coordination with the Nominating, Compliance, and Corporate Governance Committee;
•our independent registered public accounting firm’s qualifications and independence; and
•the performance of our independent registered public accounting firm.
In addition, our Audit Committee provides an open avenue of communication between the independent registered public accounting firm and the Board.
The authority and responsibilities of the Audit Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Audit Committee” caption. The information on our website is not a part of this proxy statement.
During our fiscal year ended May 31, 2021, the members of the Audit Committee were Dennis S. Meteny, Wesley E. Johnson, Jr., Jan Stern Reed and Karen Licitra, each of whom has been determined by our Board to be independent under the Nasdaq listing standards. The Board has also determined that each member of the Audit Committee is financially literate in accordance with the Nasdaq listing standards and that Mr. Meteny, who serves as the chair of the Audit Committee, is an “audit committee financial expert,” as defined under SEC rules. The Audit Committee met ten times during our fiscal year ended May 31, 2021. All of such meetings were attended, either in person or telephonically, by all of the members of the Audit Committee. The Audit Committee did not take action by unanimous written consent during the fiscal year ended May 31, 2021.
The report of the Audit Committee begins on page 40 of this proxy statement.
Compensation Committee
The Compensation Committee is responsible for:
•assisting the Board in developing and evaluating potential candidates for executive positions;
•reviewing and recommending to the Board each year the objectives that will be the basis for the payment of the annual incentive compensation to the NEOs and CEO;
•reviewing the compensation for our NEOs;
•reviewing and recommending to the full Board the compensation for the CEO;
•reviewing our NEO's and our CEO’s performance annually in light of the Compensation Committee’s established goals and objectives;
•reviewing and approving the evaluation process, compensation structure and payouts for our other executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other executive officers; and
•reviewing and administering our incentive compensation and other stock-based plans and recommending changes in such plans to the Board, as needed.
The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Compensation Committee” caption. The information on our website is not a part of this proxy statement. The

Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so during our fiscal year ended May 31, 2021.
During our fiscal year ended May 31, 2021, the members of the Compensation Committee were Eileen O. Auen, Kevin J. Gould (through October 13, 2020), Karen Licitra and Dennis Meteny, each of whom were determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. Meteny joined the Compensation Committee on October 13, 2020, following Mr. Gould's retirement from the Board. The Compensation Committee met eight times during our fiscal year ended May 31, 2021. All of such meetings were attended, either in person or telephonically, by all of the then serving members of the Compensation Committee. The Compensation Committee took action by unanimous written consent on two occasions during the fiscal year ended May 31, 2021.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2021 and as of the date of this proxy statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation Committee or Board of Directors of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.
Nominating, Compliance and Corporate Governance Committee
The Nominating, Compliance and Corporate Governance Committee is responsible for:
•assisting the Board in identifying individuals qualified to serve as directors of our Company and on committees of the Board and assessing the background and qualifications of director candidates;
•advising the Board with respect to Board composition, procedures and committees;
•developing and recommending to the Board a set of corporate governance principles applicable to our Company, including principles for determining the form and amount of director compensation;
•overseeing the evaluation of the Board; and
•overseeing the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements, in coordination with the Audit Committee.
The Nominating, Compliance and Corporate Governance Committee’s guidelines for selecting nominees to serve on the Board are set forth in its charter and summarized below.
The Nominating, Compliance and Corporate Governance Committee may apply several criteria in selecting and assessing nominees. At a minimum, the Committee will consider:
•whether each such nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of our Company; and
•the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities.
Additional factors that the Committee shall take into account are set forth in its charter, and include, for example, the relevance of a candidate’s specific experiences, skills, industry background and knowledge to the business and objectives of our Company; a candidate’s contribution to the diversity of the Board (including gender, race and ethnicity); a candidate’s personal and professional integrity, character and business judgment; a candidate’s time availability in light of other commitments; any potential conflicts of interest involving a candidate; and any other factors or qualities that the Committee believes will enhance the Board’s ability to effectively manage and direct our Company’s affairs and business, including, where applicable, the ability of Board committees to perform their duties or satisfy any independence requirements under the Nasdaq listing standards or otherwise. In identifying director candidates, the Committee also considers the composition of the Board as a whole, with the goal of achieving a balance of the above-listed criteria across the entire Board and a mix of management and independent directors, while also filling the need for particular skill sets, such as those required of the Audit Committee.
The Nominating, Compliance and Corporate Governance Committee will identify nominees by first evaluating the current members of our Board of Directors whose terms are expiring and who are willing to continue in service. In doing so, the Committee will balance the skills and experience of such current directors, as well as the value of continuity of their service, with that of obtaining new perspectives for the Board.
For new nominees, the Committee will identify potential candidates based on input from members of the Board and management and, if the Committee deems it appropriate, from one or more third-party search firms. The Committee will seek new qualified director candidates from, among other areas, the traditional corporate/business environment, healthcare providers and other professional fields and governmental and regulatory agencies that are relevant to our Company’s business and objectives. The Committee will seek to include qualified and diverse director candidates, including women and individuals from minority groups, in the pool from which nominees are selected. In this regard, the Committee and the Board believe that a diverse Board can lead to improved company performance by encouraging new ideas, expanding the knowledge base available to the Board and management and fostering a boardroom environment and culture that promotes new perspectives, innovation and deliberation. The composition of our directors with respect to tenure and gender diversity are shown below.
Once a person has been identified by the Committee as a potential candidate, the Committee will assess, based on publicly available information regarding the person, whether the candidate should be considered further. If the Committee determines that the candidate warrants further consideration and the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate. If the candidate appears qualified, committee members may also contact references provided by the candidate or other persons with first-hand knowledge of the candidate’s experience and accomplishments. Additionally, candidates may be requested to meet with some or all of the other members of the Board of Directors. Using the input from these interviews and the other information it has obtained, the Committee will determine whether it should recommend that the Board nominate, or elect to fill a vacancy with, a final prospective candidate. The Committee’s evaluation process is the same for candidates recommended by shareholders.
The authority and responsibilities of the Nominating, Compliance and Corporate Governance Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Nominating, Compliance & Corporate Governance Committee” caption. The information on our website is not a part of this proxy statement.
During our fiscal year ended May 31, 2021, the members of the Nominating, Compliance and Corporate Governance Committee were Wesley E. Johnson, Jr., Kevin J. Gould (through October 13, 2020), Jan Stern Reed and Michael E. Tarnoff. Each director who served on the Nominating, Compliance and Corporate Governance Committee has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. Johnson serves as the Chair of the Committee. The Nominating, Compliance and Corporate Governance Committee met eight times during the fiscal year ended May 31, 2021. All of such meetings were attended, either in person or telephonically, by all of the members of the Nominating, Compliance and Corporate Governance Committee. The Nominating, Compliance and Corporate Governance Committee took action by unanimous written consent on one occasion during the fiscal year ended May 31, 2021.
Recommendations by Shareholders of Director Nominees
Shareholders may recommend individuals to the Nominating, Compliance and Corporate Governance Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Nominating, Compliance and Corporate Governance Committee, c/o AngioDynamics, Inc., 14 Plaza Drive, Latham, New York 12110. Our shareholders also have the right to nominate director candidates without any action on the part of the Nominating, Compliance and Corporate Governance Committee or our Board of Directors by following the advance notice provisions of our by-laws as described under “Nomination of Directors.”
Meetings of the Board and Committees
Our Board of Directors held ten meetings, either in person or by telephone, and did not take any action by unanimous written consent during our fiscal year ended May 31, 2021. Each incumbent director attended more than 75% of the meetings of the Board and of each committee of which he or she was a member that were held during the period in which he or she was a director or committee member.

OWNERSHIP OF SECURITIES
The following table sets forth the AngioDynamics common stock beneficially owned by each of our current directors, each of our named executive officers, all of our current directors and executive officers as a group and each person known by us to beneficially own more than 5% of our common stock as of September 13, 2021. Except as otherwise noted, each individual director or named executive officer had sole voting and investment power with respect to the AngioDynamics common stock. As of September 13, 2021, there were 38,650,241 shares of our common stock outstanding. As of September 13, 2021, no director or executive officer beneficially owned more than 1% of the shares of our outstanding common stock. As of September 13, 2021, AngioDynamics’ current directors and executive officers as a group beneficially owned 4.8% of the shares of common stock outstanding.

Significant Shareholders
Name of Beneficial Owner	Number of Shares of Common Stock Owned as of September 13, 2021(a)	% of Outstanding Shares	Of Number of Shares Beneficially Owned, Number that May be Acquired Within 60 Days of September 13, 2021
5% Owners
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,272,833 (b)	16.2%	—
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX, 78746	2,927,039 (c)	7.6%	—
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	2,362,975 (d)	6.1%	—
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,231,123 (e)	5.8%	—
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	1,933,886 (f)	5.0%	—
Beneficial Ownership of Management
Non-Employee Directors
Eileen O. Auen	61,663	*	25,000
Howard W. Donnelly	102,836	*	11,967
Wesley E. Johnson, Jr.	88,544	*	11,967
Karen A. Licitra	22,380	*	—
Dennis S. Meteny	110,088	*	11,967
Jan Stern Reed	61,979	*	25,000
Michael C. Tarnoff, MD	15,323	*	—
Named Executive Officers
James C. Clemmer	767,236	*	476,052
Stephen A. Trowbridge	134,620	*	73,859
David D. Helsel	77,049	*	60,605
Warren G. Nighan	100,125	*	83,911
Chad T. Campbell	137,895	*	116,081
All directors and executive officers as a group (17 persons)(g)	1,864,762	4.8%	1,010,591
 *    Represents less than one percent of the number of shares outstanding at September 13, 2021.

(a)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, although not outstanding, shares of common stock subject to options that are exercisable or will become exercisable within 60 days of September 13, 2021 and restricted stock units that will vest within 60 days of September 13, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person

(b)
Share ownership information based upon a Schedule 13G filed by BlackRock, Inc. on January 25, 2021. According to the Schedule 13G, Blackrock, Inc. has sole voting power with respect to 6,210,154 shares and sole dispositive power with respect to 6,272,833 shares.

(c)
Share ownership information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2021. According to the Schedule 13G/A, Dimensional Fund Advisors serves as investment adviser to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment adviser, Dimensional Fund Advisors and its subsidiaries may possess voting and/or investment power over the securities of the Issuers that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. To the knowledge of Dimensional Fund Advisors, none of the Funds individually own more than 5% of the outstanding shares of Common Stock. The Funds have sole voting power with respect to 2,824,940 shares and sole dispositive power with respect to 2,927,039 shares.

(d)
Share ownership information based upon a Schedule 13G/A filed by Victory Capital Management Inc. on August 5, 2021. According to the Schedule 13G/A, Victory Capital Management Inc. has sole voting power with respect to 2,334,370 shares and sole dispositive power with respect to 2,362,975 shares. According to the Schedule 13G/A, the clients of Victory Capital Management Inc., including investment companies registered under the Investment Company Act of 1940 and separately managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the class of securities reported herein. No client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such class.

(e)
Share ownership information is based upon a Schedule 13G/A filed by the Vanguard Group on February 10, 2021. According to the Schedule 13G/A, the Vanguard Group has shared voting power with respect to 37,499 shares, sole dispositive power with respect to 2,162,279 shares and shared dispositive power with respect to 68,844 shares.

(f)
Share ownership information is based upon a Schedule 13G filed by State Street Corporation on February 5, 2021. According to the Schedule 13G, State Street Corporation has shared voting power with respect to 1,806,837 shares and shared dispositive power with respect to 1,933,886 shares.

(g)
Includes all of the persons identified as non-employee directors and named executive officers, Mr. Scott Centea, SVP and GM-Endovascular Therapies, Mr. Benjamin Davis, SVP Business Development, Ms. Bronfen-Moore, SVP HR, Ms. Laura Piccinini, SVP and GM, International, and Mr. Richard Rosenzweig, SVP and General Counsel. Mr. Centea owns 73,103 shares of common stock, including 43,835 shares that may be acquired within 60 days of September 13, 2021. Mr. Davis owns 75,866 shares of common stock, including 38,748 shares that may be acquired within 60 days of September 13, 2021. Ms. Bronfen-Moore owns 36,055 shares of common stock, including 31,599 shares that may be acquired within 60 days of September 13, 2021. Neither Ms. Piccinini nor Mr. Rosenzweig own any shares of common stock, including shares that may be acquired within 60 days of September 13, 2021.

Equity Compensation Plan Information
The following table sets forth information, as of May 31, 2021, with respect to compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (4)
2004 Equity compensation plan approved by security holders	3,003,254 (1)	$15.84	—
2020 Equity compensation plan approved by security holders	82,100 (2)	$18.92	2,317,900
Equity compensation plans not approved by security holders	200,000 (5)	$12.14	—
Total	3,285,254	$15.59	2,317,900

(1)	Includes (i) 1,884,960 stock options with a weighted-average exercise price of $15.84, (ii) 709,401 restricted stock units and (iii) 408,893 performance share units.
(2)	Includes (i) 62,000 stock options with a weighted-average exercise price of $18.92 and (ii) 20,100 restricted stock units.
(3)	Because there is no exercise price associated with restricted stock units and performance share units, such equity awards are not included in the calculation of the weighted-average exercise price shown here.
(4)	Reflects the number of securities remaining available for future issuance under the AngioDynamics, Inc. 2020 Equity Incentive Plan.
(5)	Includes 200,000 stock options with a weighted-average exercise price of $12.14. On April 1, 2016, the Company entered into an employment agreement with James C. Clemmer to secure his service as President and Chief Executive Officer of the Company. As part of his employment agreement, the Company granted Mr. Clemmer 250,000 performance share awards, 200,000 options at an exercise price of $12.14, and 50,000 restricted stock units. The awards were granted as an inducement material to Mr. Clemmer’s entering into employment with the Company, within the meaning of Nasdaq Listing Rule 5635.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Business and Performance Overview
During fiscal year 2021, we continued to execute on our strategic transformation, including:
•Focusing on technologies and innovations that compete in large, fast growing, high-margin markets to produce measurable patient outcomes;
•Utilizing three main growth drivers: research and development, mergers and acquisitions and our clinical and regulatory pathway; and
•Attracting and retaining top talent.
In connection with our strategic transformation, we have organized our portfolio into two key platforms: Med Tech and Med Device. Med Tech is comprised of our high growth technology platforms including: our Auryon Atherectomy laser, our Mechanical Thrombectomy products and our NanoKnife irreversible electroporation products. Med Device is comprised of our angiographic catheters, our EVLT products, our Vascular Access business and other Oncology products. Our recently announced three-year strategic plan builds on our recent success to continue these initiatives with the goal of increasing total addressable markets with higher market growth dynamics.
Fiscal year 2021 was a unique year that presented a number of external challenges with the continued disruptions from the global COVID-19 pandemic. The impact on our financial position and results of operations varied throughout fiscal year 2021. Despite these persistent challenges, we made significant progress in our transformation into a customer-focused, technology-driven, growth-oriented company. We maintained our focus on disciplined investments in talent and technologies to drive revenue growth for our company in large, fast growing, highly profitable markets. In fiscal year 2021, we initiated and executed on strategic research & development and sales & marketing investments in our growth platforms, which drove growth in fiscal year 2021 and we believe positions us well for fiscal year 2022.
Based on our investments and the progress towards our strategic transformation, fiscal year 2021 was a successful year with strong operating performance, even in light of the headwinds created by the COVID-19 pandemic. Financial highlights include:
•Revenue increased by 10.2% to $291.0 million
•Gross margin as a percentage of sales decreased by 300 bps to 53.9%
•Operating loss decreased by $131.8 million to $35.3 million
◦Operating loss for our fiscal year ended May 31, 2020 was impacted by a one-time write-down of goodwill of $158.6 million
•Loss per share decreased $3.57 to $0.82
◦Loss per share for our fiscal year ended May 31, 2020 was driven by a one-time write-down of goodwill of $4.18
•Cash flow from operations increased by $38.6 million to $24.1 million
•Year-over-year comparisons of our results are significantly impacted by the COVID-19 pandemic, particularly the acute disruption that occurred during our fourth quarter of our fiscal year 2020.
This proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to “Risk Factors” in our Form 10-K for the year ended May 31, 2021, for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.
COVID-19 Global Pandemic
During our fiscal year 2021, our business and the world continued to be significantly impacted by the COVID-19 global pandemic. Our business was negatively impacted as hospitals restricted access for all non-essential employees and procedures at various points throughout the year, which created fluctuations in procedural volumes. To protect the health and safety of our employees, we adjusted the manner in which we steered the Company to address the uncertainty resulting from the COVID-19 global pandemic. These efforts included:
•Focusing on expense management and our cash position. We focused on expense management while maintaining essential investments in our primary growth drivers: AngioVac, Auryon and NanoKnife.

•Prioritizing safety and continuity in our manufacturing facilities. We made process and work flow changes to create appropriate social distancing and interaction reduction and increased the frequency of cleaning and disinfecting. We made a conscious decision to maintain operations at the expense of gross margin. This allowed us to continue to serve our customers and respond to fluctuations in demand.
•Increasing flexibility for our employees. We facilitated the ability for our office-based and field-based employees to effectively work remotely and provided them with the necessary tools.
•Maintaining our work force. We maintained our work force and did not engage in any reductions in force, lay-offs or furloughs. We maintained our production employees to ensure our ability to manufacture products and meet customer demands during the uncertainty created by COVID-19 and we maintained our office-based and field-based employees to ensure that we did not negatively impact our ability to continue our investments in our long-term growth drivers.
Key Compensation Program Features and Governance Practices
We have set forth below certain key features of our executive compensation program applicable to our named executive officers and key compensation governance practices that strengthen the alignment of our named executive officers’ interests with those of our shareholders:

Key Compensation Program Features	Key Compensation Governance Practices
•For fiscal year 2021, 68% of our CEO's total compensation was performance-based (including performance shares, options and short-term incentive compensation)	•Robust stock ownership guidelines to align executives with our shareholders regarding our long-term performance
•Mix of fixed and variable compensation, with a strong emphasis on variable, at-risk performance-based compensation	•Clawback policy that allows the Company to recoup incentive-based compensation paid to executive officers under certain circumstances
•Short- and long-term compensation opportunities with performance metrics tied to our strategy and performance (including relative total shareholder return)	•No option repricing or cash buyout of underwater options without shareholder approval
•50% of target long-term incentive opportunity is performance-contingent and measured over a 3-year period	•Engagement of an independent compensation consultant with no other ties to the Company or management
•Full-value stock-based awards with four-year vesting to promote retention	•Change of control agreements with double trigger severance arrangements
•Modified double trigger change of control provision in the 2020 Long Term Incentive Plan	•Active engagement with investors
2020 Shareholder Advisory Vote on Executive Compensation
At our 2020 annual meeting, our shareholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2020 annual meeting. The shareholder vote in favor of our named executive officer compensation totaled approximately 96.9 percent of all votes cast, including abstentions. The Compensation Committee considered the results of the 2020 vote and views the outcome as evidence of strong shareholder support of our executive compensation decisions and policies. Accordingly, the Compensation Committee did not change its approach to executive compensation in fiscal year 2021. However, due to the uncertainty created by the COVID-19 global pandemic we held salaries constant for fiscal year ended May 31, 2021 and there were no increases in the base salaries of our named executive officers.
Compensation Philosophy and Objectives
AngioDynamics operates in an extremely competitive industry. Our compensation philosophy is designed to:
•align our executive officers’ compensation with our business objectives and the interests of our shareholders;
•enable us to attract, motivate, engage and retain successful, qualified senior executive leadership talent necessary to achieve our long-term goals; and
•reward performance, company growth and advancement of our long-term strategic initiatives.

AngioDynamics generally sets executive compensation targets for cash and equity-based compensation within a competitive range of the 50th percentile of companies in a pre-determined comparable group through a combination of fixed and variable compensation. Our compensation program supports our “pay for performance” philosophy by targeting compensation within a competitive range of the 50th percentile with the opportunity to earn higher percentile actual pay when warranted by performance. Conversely, if performance falls below objectives, the programs are structured such that actual realized pay would vary accordingly.
AngioDynamics views these ranges of compensation targets as a guideline, not a rule, in setting and adjusting our compensation programs. While the Compensation Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation as it sees appropriate. Individual executive compensation may be above or below the stated targets based on considerations such as individual performance, experience, history and scope of position, current market conditions and the specific needs of the business at critical points in time.
Within this overall philosophy, the Compensation Committee’s objectives are to:
•offer a total compensation package that takes into consideration the compensation practices of similarly situated companies with which we compete for exceptional senior level talent;
•provide annual cash incentive awards relative to attaining certain pre-determined financial metrics, along with completion of individual objectives;
•align financial incentives with shareholders’ interests through significant equity-based incentives to senior management; and
•reward overachievement of goals with programs designed to have upside opportunity for participants.
Summary of Components of Executive Compensation
The following charts depict the mix of components of target compensation for our CEO and our other named executive officers established by our Compensation Committee for our fiscal year ended May 31, 2021. As demonstrated by the charts, a majority of each of our executive's target compensation is performance-based and at risk. Each of the components is described in more detail below.

The Compensation Committee
The Compensation Committee is responsible for: (i) assisting the Board in developing and evaluating potential candidates for executive positions; (ii) reviewing and recommending to the Board the corporate goals and objectives with respect to our CEO’s compensation on an annual basis; (iii) reviewing our CEO’s performance annually in light of the Committee’s established goals and objectives and recommending to the full Board the compensation payable to the CEO; (iv) reviewing and approving the evaluation process, compensation structure and payouts for our other named executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other named executive officers; and (v) reviewing and ensuring our incentive compensation and other stock-based plans are administered consistent with the terms of such plans and recommending changes in such plans to the Board, as needed. The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters-Compensation Committee” caption. The information on our website is not a part of this proxy statement.
Our Board of Directors has determined that all of the directors who were members of the Compensation Committee during our fiscal year ended May 31, 2021, Ms. Auen, Mr. Gould (through October 13, 2020), Ms. Licitra and Mr. Meteny are independent under the Nasdaq listing standards. Mr. Meteny joined the Compensation Committee on October 13, 2020, following Mr. Gould's retirement from the Board. Although the Compensation Committee comprises solely independent directors, it does consider the recommendations, if any, provided by our CEO in determining the appropriate levels of compensation for our named executive officers, other than the CEO.
Independent Compensation Consultants
The Committee has the authority, in its sole discretion, to retain compensation consultants. In establishing executive compensation for fiscal year 2021, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant based on its expertise and past service to the Committee. Meridian provided research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. Meridian kept the Compensation Committee apprised of regulatory developments and market trends related to executive compensation practices. Meridian does not determine or recommend the exact amount or form of executive compensation for any of the named executive officers. Representatives of Meridian attended meetings of the Compensation Committee. The Committee assessed the independence of Meridian and concluded that no conflict of interest exists with respect to their services to the Compensation Committee. Among other things in fiscal year 2021, Meridian:
•analyzed our historical and current compensation practices and philosophies, and assisted in determining comparable positions and job descriptions;
•performed a proxy review using peer group data and other industry specific surveys to analyze base salary, total cash compensation, and long-term incentives paid to executives and summarized its findings in the form of a competitive pay analysis to inform fiscal year 2021 target compensation; and
•presented recommendations for comprehensive executive plan strategy and pay structure for fiscal year 2022, including base salary levels, design of the annual bonus program, design of long-term incentive programs and amount and allocation of short-term and long-term incentive compensation components.
Compensation Peer Group
During fiscal year 2021, Meridian reassessed the list of peer companies to be used in compensation benchmarking analysis, focusing on publicly-traded medical device companies with revenues of approximately 1/3x to 3x our current revenue at the selection. The result of the analysis was the following updated peer group of 18 companies with our revenue positioned at approximately the median of the group at the time of selection.

ABIOMED, Inc.	Cardiovascular Systems, Inc	Lantheus Holdings, Inc.	Penumbra, Inc.
Accuray Incorporated	CONMED Corporation	LeMaitre Vascular, Inc.	STAAR Surgical Company
AtriCure, Inc.	CryoLife, Inc.	Nevro Corp.	Surgalign Holdings, Inc.
Atrion Corporation	Glaukos Corporation	Orthofix Medical Inc.	Surmodics, Inc.
Avanos Medical, Inc.	Globus Medical Inc.
In addition, as described below Meridian also assisted the Company in comprising the peer group for performance share awards granted in fiscal year 2021.

Named Executive Officers
AngioDynamics’ named executive officers (or "NEOs") for fiscal year 2021 are as follows:

Executive Officer	Title
James C. Clemmer	President and Chief Executive Officer
Stephen A. Trowbridge	Executive Vice President and Chief Financial Officer
David D. Helsel	Senior Vice President, Global Operations
Warren G. Nighan	Senior Vice President, Quality and Regulatory Affairs
Chad T. Campbell	Senior Vice President and General Manager, Vascular Access
This Compensation Discussion and Analysis and the tables that follow describe compensation decisions regarding our NEOs.
Components of Executive Compensation for Fiscal 2021
The three components of the compensation program for named executive officers are base salary, annual cash incentive compensation and long-term equity-based incentive awards in the form of performance share awards, stock options and restricted stock unit awards. The Compensation Committee administers these components with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual performance. The Compensation Committee’s policy is to establish ranges for base salary, annual cash incentive compensation and equity-based incentives for named executive officer positions, including that of the CEO, along with the full Board, with consideration to the amounts paid by similarly-situated companies, which include publicly traded companies of similar structure, revenue, and profitability in the medical device and life sciences industries.
Base Salaries
The base salary for each named executive officer is determined at levels considered appropriate for comparable positions at similarly situated companies, while generally targeting the 50th percentile for total cash compensation of executives at such similarly situated companies. Adjustments to each individual’s base salary are made based on annual performance reviews with consideration given to the executive’s performance as well as his/her salary compared with the range of those listed in the aforementioned survey and our executives generally. Among the criteria used in the annual performance reviews are the work and supervisory performance of the executive, demonstrated management and leadership skills, performance to specific established personal goals, and the strengths and weaknesses that the executive demonstrates on the job.
Due to the uncertainty created by the COVID-19 global pandemic we held salaries constant for fiscal year ended May 31, 2021 and there were no increases. Base salary increases for the named executive officers occurred in fiscal year 2022, that were effective July 25, 2021, as summarized in the below table:

Name	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Percentage Increase	Fiscal 2022 Base Salary	Percentage Increase
James C. Clemmer	$720,000	$720,000	—%	$740,000	3%
Stephen A. Trowbridge	$400,000	$400,000	—%	$412,000	3%
David D. Helsel	$352,000	$352,000	—%	$362,560	3%
Warren G. Nighan	$327,000	$327,000	—%	$336,810	3%
Chad T. Campbell	$314,000	$314,000	—%	$326,561	4%
We implemented annual base salary increases based upon a 3.0% merit increase budget. Base salaries for each of our named executive officers were increased consistent with the budget and based upon each executive’s individual achievement against goals for our fiscal year 2021, and market positions for base salary relative to our peer group, which resulted in a 4% increase for Mr. Campbell and 3% for our other NEOs.
Annual Cash Incentives
The Compensation Committee believes that a meaningful portion of the annual compensation of each named executive officer should be in the form of annual cash incentive compensation.
For our fiscal year ended May 31, 2021, annual cash incentive targets were based upon a mix of pre-determined financial metrics and the achievement of pre-determined corporate objectives with compensation up to a maximum of 200% of the target incentive payment amounts if we overachieve our targets. The table below sets forth the targets set by the compensation committee rationale and achievement against targets:

Goal	Rationale	Target	Target Bonus Percent	Achievement ($)	Achievement (% of target)	Bonus Payout (%)
Financial Metrics:							}
Net Sales	Directly linked to creating long-term value for shareholders	$287.0 million	30%	$291.0 million	147%	44%		160%
Adjusted EBITDA		$18.6 million	30%	$19.5 million	152%	46%
Corporate Objectives:
Auryon Sales	Directly linked to strategic plan and creating long-term value for shareholders	$10 million	20%	$11.1 million	200%	40%
DIRECT Study - achieve significant progress (1)		Qualitative	20%	Overachieved target expectations	150%	30%
(1) Significant progress includes site initiation, investigator engagement and patient enrollment and treatment for the use of NanoKnife to treat pancreatic cancer.
The achievement on the financial metrics as a percent of target is based upon on pre-determined quantitative levels of achievements. Based upon the Company exceeding the challenging $10.0 million target for Auryon sales, the Committee awarded 200% of our corporate objective for this metric. With more than 26 active sites in our DIRECT Study, substantial investigator engagement and interaction and patient enrollment and treatment statistics, the Committee awarded 150% of our corporate objective for this metric.
In fiscal year 2021, the target incentive payment amounts and the actual payout amounts, each as a percentage of base salary, for the named executive officers were as follows:

Name	Target as a Percentage of Base Salary	Actual Payout as a Percentage of Target	Actual Payout as a Percentage of Base Salary	Total Amount Paid
James C. Clemmer	100%	160%	160%	$1,152,000
Stephen A. Trowbridge	60%	160%	96%	$384,000
David D. Helsel	50%	160%	80%	$281,600
Warren G. Nighan	50%	160%	80%	$261,600
Chad T. Campbell (1)	50%	160%	80%	$251,201
(1) In addition to his fiscal 2021 annual bonus, Mr. Campbell received a one-time market adjustment bonus in fiscal 2021 of $2,900. This additional amount is reflected in the “Bonus” column of the “Summary Compensation Table,” below.
Long-Term, Equity-Based Incentive Awards
In 2004, we adopted the AngioDynamics, Inc. 2004 Stock and Incentive Award Plan, as amended, (the "2004 Plan"). In 2020, we adopted the AngioDynamics, Inc. 2020 Equity Incentive Plan, (the "2020 Plan"), as the successor to the 2004 Plan. As such, there will be no further grants under the 2004 Plan. The 2020 Plan provides for the grant of incentive awards, including performance share awards, performance unit awards, restricted stock awards and restricted stock unit awards, as well as incentive and non-qualified stock options and stock appreciation rights. The Compensation Committee believes that including equity grants as a significant component of executive compensation aligns our executives’ interest with those of our shareholders. The Compensation Committee has made grants of stock options, restricted stock unit awards and performance share awards and, in the future, expects to offer other awards under equity plans approved by the shareholders in order to provide named executive officers with an opportunity to share, along with shareholders, in our long-term performance and to reward these individuals for their contribution to our performance.
The number of stock options, restricted stock units or performance share awards granted to each named executive officer is generally based upon several factors, including: (i) position with AngioDynamics; (ii) base salary; (iii) performance; and (iv) the grants made, on average, by similarly situated companies to executives with similar responsibilities. For our fiscal year ended May 31, 2021, the Compensation Committee set targets of total long-term incentive awards as follows:

Position	Target Long-term Incentive Awards %		Composition
CEO	300% of base salary	}	50% performance share awards 25% restricted stock units 25% options
EVP and CFO	150% of base salary
SVP	85% of base salary
The Compensation Committee and the Board of Directors believe that this annual long-term incentive program provides a strong pay for performance orientation while effectively incentivizing management decision making and providing appropriate retention incentives. Performance share award payouts are directly tied to AngioDynamics’ performance and total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. Stock options effectively incentivize management to maximize company performance, as the value of options is directly tied to appreciation in the value of our common stock. Stock options also provide an effective retention mechanism because awards typically vest over four years. The exercise price of options granted under our plan must be at least 100% of the fair market value of the underlying stock on the date of grant. Restricted stock units are intended to retain key management through vesting periods, with the opportunity for capital accumulation and more predictable long-term incentive value than stock options. Restricted stock unit awards typically vest equally over a four-year period and are settled in shares of AngioDynamics' common stock if the employee remains active with the Company through the vesting date.
Performance share awards are generally made each year with awards having a three-year term with payouts to be made in shares of AngioDynamics’ common stock at the end of the term depending on performance against pre-determined goals. For the fiscal year 2021 awards granted on July 14, 2020, 50 percent of the performance shares will be measured based on the growth of our annual revenue over the three-year performance period and 50 percent based on the achievement of preset adjusted EPS growth goals for each of the three performance years. At the beginning of the performance period, the threshold, target and maximum revenue growth rates and adjusted EPS growth goals were set by the Compensation Committee for the entire three-year performance period.
At the end of each fiscal year during the performance period, one-third of the fiscal year 2021 performance share unit awards will be eligible to vest (from 0% to 200% of target) at the end of the three-year performance period based on the achieved annual revenue and adjusted EPS for the such fiscal year; however, the total number of shares otherwise eligible to vest at the end of the three-year performance period is subject to a relative total shareholder return (“TSR”) modifier to more closely align management and shareholder interests. The TSR modifier can adjust the aggregate number of shares eligible to vest at the end of the three-year period up or down by a maximum of 20% at the 75th and 25th percentile performance relative to a peer group of companies with similar risk profiles to AngioDynamics, respectively. The modifier will be calculated on a straight-line basis for relative TSR performance between the 75th and 25th percentiles. Therefore, with the TSR modifier applied, 0% to 240% of the total target number of shares subject to the fiscal year 2021 performance share unit awards will be eligible to vest at the end of the three-year performance period.
The peer group for performance share awards granted in fiscal year 2021 is set forth in the table below.

Abbott Laboratories	Glaukos Corporation	NovoCure Limited
Abiomed Inc.	Globus Medical, Inc.	NuVasive, Inc.
Accuray Inc.	Hologic, Inc.	Orthofix Medical Inc.
ArtiCure, Inc.	IDEXX Laboratories, Inc.	Penumbra, Inc.
Baxter International Inc.	Inogen, Inc.	ResMed Inc.
Becton, Dickinson & Company	Insulet Corporation	Steris Corporation
Boston Scientific Corporation	Integer Holdings Corporation	Stryker Corporation
Cantel Medical Corp.	Integra Lifesciences Holdings Corporation	Tandem Diabetes Care, Inc.
Cardiovascular Systems, Inc.	Intuitive Surgical, Inc.	Teleflex Incorporated
Conmed Corporation	Invacare Corporation	Varex Imaging Corporation
CryoLife, Inc.	LivaNova PLC	Varian Medical Systems, Inc.
Danaher Corporation	Masimo Corporation	Zimmer Biomet Holdings, Inc.
Dexcom, Inc.	Medtronic plc
Edwards Lifesciences Corp	Natus Medical Incorporated
Envista Holdings Corporation	Nevro Corp.

For our fiscal year 2022, performance share awards have a three-year term with payouts to be made in shares of AngioDynamics’ common stock at the end of the term depending on performance against pre-determined aggregate revenue goals over the three-year performance period. The total number of shares otherwise eligible to vest at the end of the three-year performance period is subject to a relative TSR modifier to more closely align management and shareholder interests. The TSR modifier can adjust the aggregate number of shares eligible to vest at the end of the three-year period up or down by a maximum of 20% at the 75th and 25th percentile performance relative to a peer group of companies with similar risk profiles to AngioDynamics, respectively. The modifier will be calculated on a straight-line basis for relative TSR performance between the 75th and 25th percentiles. Therefore, with the TSR modifier applied, 0% to 240% of the total target number of shares subject to the fiscal year 2022 performance share unit awards will be eligible to vest at the end of the three-year performance period.
Except as described below under "Potential Payments Upon Termination or Change in Control," in the event of the named executive officer’s termination of employment, all of his or her unvested options, restricted stock units and performance share awards are generally forfeited in accordance with the provisions of the 2004 Plan, the 2020 Plan and the applicable grant agreement.
For our fiscal year ended May 31, 2021, based upon the Black-Scholes valuation for our options as of July 14, 2020, the Compensation Committee granted the following options to our named executive officers, which vest ratably over four years:

Executive Officer	Number of Options
James C. Clemmer	160,237
Stephen A. Trowbridge	44,510
David D. Helsel	22,196
Warren G. Nighan	20,619
Chad T. Campbell	19,800
For our fiscal year ended May 31, 2021, based upon the closing price for our common stock as of July 14, 2020, the Compensation Committee granted the following restricted stock units for our named executive officers, which vest ratably over four years:

Executive Officer	Number of Restricted Stock Units
James C. Clemmer	54,435
Stephen A. Trowbridge	15,121
David D. Helsel	7,540
Warren G. Nighan	7,005
Chad T. Campbell	6,726
For our fiscal year ended May 31, 2021, the Compensation Committee granted the following performance share awards for our named executive officers with a target number of performance shares as follows:

Executive Officer	Target Number of Performance Shares
James C. Clemmer	108,871
Stephen A. Trowbridge	30,242
David D. Helsel	15,081
Warren G. Nighan	14,010
Chad T. Campbell	13,453
Equity grants made to our named executive officers in fiscal year 2021 are set forth below in the table titled “Grants of Plan-Based Awards for Fiscal Year 2021.”
Vesting of Fiscal 2018 Performance Share Awards
For the performance period from July 26, 2017 through July 25, 2020 associated with the performance share awards that were granted during our fiscal 2018, the Company achieved a relative TSR ranking versus the applicable peer group of the 23rd percentile. As a result, 0% of Mr. Clemmer, Mr. Trowbridge, Mr. Helsel, Mr. Nighan & Mr. Campbell’s fiscal 2018 grant of performance share awards vested.
CEO Employment Agreement
On April 1, 2016, AngioDynamics entered into an employment agreement with James C. Clemmer, appointing Mr. Clemmer as President and Chief Executive Officer of the Company, effective April 4, 2016. Pursuant to the employment agreement with Mr. Clemmer, he serves as the Company’s President and CEO for successive one-year terms commencing unless either party notifies the other in writing not later than March 1 immediately prior to the anniversary of the employment agreement effective date. Mr. Clemmer’s employment agreement provides him with an annual base salary ($720,000 in fiscal year 2021) and eligibility for an annual bonus with a target level of 100% of his base salary, payable based upon our achievement of pre-determined financial metrics as discussed in further detail below. In addition, pursuant to the agreement, Mr. Clemmer is eligible to receive (i) an executive car allowance of $1,500 per month (less applicable taxes) and (ii) reimbursement for reasonable business expenses incurred during the period of employment subject to the Company’s expense reimbursement policies. Mr. Clemmer is eligible to participate in the benefit and perquisite plans and programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, 401(k) plan and flexible spending plan.
Stock Ownership Guidelines
To further align the interests of management and shareholders, we maintain stock ownership guidelines for our senior executive officers, including our named executive officers. Our CEO is required to hold a number of shares with a value equal to three times his or her base salary, while our EVP and CFO and each of our SVPs are required to hold a number of shares with a value equal to one times his or her base salary. Employees who are hired or promoted to these management positions must acquire the required number of shares within five years. A senior executive that participates in our employee stock purchase plan at the maximum level from such senior executive’s eligibility date may count unvested restricted stock units towards his or her shareholding requirement. A senior executive that holds a number of shares less than the applicable ownership level must hold 100% of all Net Shares (as defined below) granted by the Company to be eligible for future stock option grants or other equity awards. "Net Shares" are all shares received pursuant to all Company equity awards excluding shares sold to cover (i) the exercise price of options and/or (ii) taxes. The Compensation Committee is mindful that each individual’s personal circumstances will affect progress toward the targeted levels of stock ownership. Senior executives who are unable to achieve or maintain the targeted level of ownership within the prescribed time period may consult with the Compensation Committee with respect to a hardship exemption. Each of our named executive officers is currently in compliance with the applicable holding requirements.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, and from engaging in borrowing against AngioDynamics’ securities held in a margin account, or pledging AngioDynamics’ securities as collateral for a loan.
Clawback Policy
If any award (including an annual cash incentive award as well as a long-term equity-based incentive award) was granted to an AngioDynamics’ executive and the Compensation Committee (or the Board of Directors) later determines that the financial results of the Company used to determine the amount of that award, or any payment under that award, whether to the executive or to the executive’s beneficiary, are materially restated and that such executive engaged in fraud or intentional misconduct with respect to the inputs to, or determination of, such financial results, the Company will seek repayment or recovery of the award, as the Board of Directors in its sole discretion determines is reasonable and appropriate, notwithstanding any contrary provision of any incentive plan. In addition, the Compensation Committee or the Board of Directors may provide that any executive and/or any award, including any shares subject to or issued under an award, is subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.
Perquisites
All executives of AngioDynamics are entitled to an automobile allowance of $1,200 per month ($1,500 in the case of our CEO) and we will cover the employee's expenses for mileage or gas for company related business.
Deferred Compensation Program
We do not sponsor or maintain any non-qualified deferred compensation programs for the benefit of any of our named executive officers.

Severance and Change in Control Arrangements
Our named executive officers may be eligible for severance payments and benefits under our AngioDynamics Senior Executive Severance Pay Guidelines. In general, the CEO is eligible for a severance benefit equal to 18 months of base salary, unless a different severance benefit is set forth in an effective agreement. EVPs and SVPs who report directly to the CEO are entitled to an aggregate severance benefit equal to 12 months of base salary and continuation of health benefits for 12 months.
We have entered into change of control agreements with each of our executive officers, as described below under the heading entitled “Potential Payments Upon Termination or Change in Control.” Given our relative size in our industry and the continued trend toward consolidation in our industry, we believe that we need strong, market competitive change of control benefits to attract and retain key executives. We believe this to be particularly important during and beyond an acquisition to ensure the ongoing success of our business and to maximize value for our shareholders.
In connection with reviewing the objectives of our change of control arrangements with executives and to better align our practices with current compensation governance practices, the Compensation Committee approved certain modifications to the Company’s change in control agreements, which were entered into during fiscal year 2021. Each of these change of control agreements contains a “double trigger,” before payment of any change of control benefit to the executive, except under limited circumstance. We believe that these agreements encourage retention by providing an incentive for the executive to remain with us until the completion of a pending change of control and by providing security to the executive, either in the form of continued employment or severance benefits, following a change of control.
Internal Revenue Code Section 162(m) Considerations
Section 162(m) of the Internal Revenue Code generally prohibits a publicly held corporation from claiming a deduction on a federal and state income tax returns for compensation in excess of $1.0 million paid for a given fiscal year to the CEO and CFO and to the other three most highly compensated officers as of the end of a fiscal year. Effective for taxable years beginning after December 31, 2017, Section 162(m)’s exemption from this deduction limit for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders) has been repealed, such that compensation paid to our named executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
The Compensation Committee will continue to maintain maximum flexibility in the design of our compensation programs and continues to reserve the discretion to exceed the limitation on deductibility under Section 162(m) to ensure that our NEOs are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its shareholders.
Compensation Policies and Practices Relating to Risk Management
Each year, the Compensation Committee reviews our compensation programs applicable to all employees and reviews and approves the compensation program applicable to executives, including the named executive officers. Based on the Compensation Committee’s review of the terms and elements of these programs, as well as our practices and policies, the Compensation Committee determined that the Company’s compensation policies and practices are appropriately designed to provide incentives for our employees without creating an inappropriate risk of excessive risk taking. Among other factors, the Compensation Committee’s compensation philosophy generally discourages excessive risk taking by, among things:
•targeting base salary at or near the 50th percentile of comparable companies, providing meaningful compensation at a competitive and market-appropriate level;
•designing total compensation programs to include a meaningful amount of long-term incentive compensation;
•balancing the composition of the Company’s long-term incentive program to include time based restricted stock units and stock options to go along with performance shares;
•capping the total payout of short-term cash incentive opportunities; and
•adopting a code of ethics and business conduct applicable to all employees and directors.
In addition, the Company’s 2004 Plan, as amended, and the 2020 Plan each includes clawback provisions that provide that any award (including annual cash incentive awards as well as long-term equity-based incentive awards) granted to an executive are subject to repayment if the Compensation Committee or the Board of Directors later determines that the financial results of the Company upon which such awards were based are materially restated and such executive engaged in fraud or intentional misconduct in connection with such financial results. See Clawback Policy set forth in this Compensation Discussion and Analysis.

Based on the Compensation Committee’s review, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors evaluates and makes recommendations to the Board of Directors regarding the compensation of the CEO and approves the compensation of our other named executive officers. The Compensation Committee also administers all executive compensation programs, incentive compensation plans and equity-based plans and all other compensation and benefit programs currently in place. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
Eileen O. Auen (Chairman)
Karen A. Licitra
Dennis S. Meteny

Summary Compensation Table for Fiscal Year 2021
The following table sets forth information concerning the compensation for services, in all capacities for our fiscal year ended May 31, 2021 of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)(4)	Total ($)
James C. Clemmer	2021	720,000	—	1,598,221	539,230	1,152,000	—	36,462	4,045,913
President, CEO	2020	716,164	—	1,245,695	540,596	576,000	—	38,176	3,116,631
	2019	686,575	—	1,198,199	365,238	714,000	—	37,478	3,001,490
Stephen A. Trowbridge	2021	400,000	—	443,943	149,785	384,000	—	28,985	1,406,713
EVP, CFO	2020	401,448	—	281,360	164,727	194,000	—	34,104	1,075,639
	2019	333,888	—	323,652	98,655	154,683	—	30,521	941,399
David D. Helsel	2021	352,000	—	221,384	74,694	281,600	—	30,688	960,366
SVP, Global Operations and R&D	2020	349,835	—	172,455	74,780	140,800	—	31,486	769,356
	2019	333,945	—	337,236	102,796	156,519	—	27,766	958,262
Warren G. Nighan	2021	327,000	—	205,667	69,387	261,600	—	33,512	897,166
SVP, Quality and Regulatory Affairs
Chad T. Campbell (5)	2021	314,001	2,900	197,485	66,631	251,201	—	21,646	853,864
SVP & GM, Vascular Access

(1)
Stock Awards: The stock awards column represents aggregate grant date fair value of restricted stock unit awards and performance share awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Accordingly, the grant date fair value of restricted stock units was determined by multiplying the number of restricted stock units by the closing stock price on the date of grant, while the grant date fair value of performance share awards was determined using a Monte Carlo simulation. The assumptions used in the valuation of stock-based awards are discussed in Note 14 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2021. The table below shows the grant date fair value of the performance share awards included in the stock awards column for each year, and the maximum grant date value assuming that the highest level of performance conditions was achieved:

	Performance Shares
Name	Grant Date	Grant Date Fair Value	Maximum Grant Date Value
James C. Clemmer	7/14/2020	$1,058,226	$2,116,452
	10/16/2019	$704,954	$1,409,908
	7/18/2018	$999,926	$1,999,852
Stephen A. Trowbridge	7/14/2020	$293,943	$587,886
	10/16/2019	$117,499	$234,998
	7/18/2018	$270,087	$540,174
David D. Helsel	7/14/2020	$146,587	$293,174
	10/16/2019	$97,647	$195,294
	7/18/2018	$281,449	$562,898
Warren G. Nighan	7/14/2020	$136,177	$272,354
Chad T. Campbell	7/14/2020	$130,763	$261,526

(2)
Option Awards: The option awards column represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model. The assumptions used in the valuation of stock-based awards are discussed in Note 14 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2021.

(3)
For each of the Named Executive Officers, the amounts reported in Non-Equity Incentive Plan Compensation include the payments under our fiscal year 2021 annual cash incentive program, as described above under “Annual Cash Incentives.”

(4)	For each of the Named Executive Officers, the amounts reported in All Other Compensation include amounts we contributed as matching contributions under the 401(k) Plan, car allowance and reimbursement for relocation expenses in connection with commencement of employment and are provided in the table below:

Name	Fiscal Year	401(k) Match ($)	Car Allowance ($)	Relocation ($)	Severance ($)	Total All Other Compensation ($)
James C. Clemmer	2021	18,462	18,000	—	—	36,462
	2020	20,176	18,000	—	—	38,176
	2019	19,478	18,000	—	—	37,478
Stephen A. Trowbridge	2021	14,585	14,400	—	—	28,985
	2020	19,704	14,400	—	—	34,104
	2019	16,121	14,400	—	—	30,521
David D. Helsel	2021	16,288	14,400	—	—	30,688
	2020	17,086	14,400	—	—	31,486
	2019	8,650	14,400	4,716	—	27,766
Warren G. Nighan	2021	19,112	14,400	—	—	33,512
Chad T. Campbell	2021	7,246	14,400	—	—	21,646

(5)	Mr. Campbell received a one-time market adjustment bonus award of $2,900 in fiscal 2021.

Grants of Plan-Based Awards for Fiscal Year 2021
The following table provides information with respect to options to purchase shares of Common Stock, restricted stock units and performance awards granted to the named executive officers in fiscal year 2021.

Name	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($)(5)
		Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Clemmer	—	72,000	720,000	1,440,000	—	—	—	—	—	—	—
	7/14/2020	—	—	—	54,436	108,871	217,742	—	—	—	1,058,226
	7/14/2020	—	—	—	—	—	—	54,435	—	—	539,995
	7/14/2020	—	—	—	—	—	—	—	160,237	9.92	539,230
Stephen A. Trowbridge	—	24,000	240,000	480,000	—	—	—	—	—	—	—
	7/14/2020	—	—	—	15,121	30,242	60,484	—	—	—	293,943
	7/14/2020	—	—	—	—	—	—	15,121	—	—	150,000
	7/14/2020	—	—	—	—	—	—	—	44,510	9.92	149,785
David D. Helsel	—	17,600	176,000	352,000	—	—	—	—	—	—	—
	7/14/2020	—	—	—	7,541	15,081	30,162	—	—	—	146,587
	7/14/2020	—	—	—	—	—	—	7,540	—	—	74,797
	7/14/2020	—	—	—	—	—	—	—	22,196	9.92	74,694
Warren G. Nighan	—	16,350	163,500	327,000	—	—	—	—	—	—	—
	7/14/2020	—	—	—	7,005	14,010	28,020	—	—	—	136,177
	7/14/2020	—	—	—	—	—	—	7,005	—	—	69,490
	7/14/2020	—	—	—	—	—	—	—	20,619	9.92	69,387
Chad T. Campbell	—	15,700	157,000	314,000	—	—	—	—	—	—	—
	7/14/2020	—	—	—	6,727	13,453	26,906	—	—	—	130,763
	7/14/2020	—	—	—	—	—	—	6,726	—	—	66,722
	7/14/2020	—	—	—	—	—	—	—	19,800	9.92	66,631

(1)
The amounts shown under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” represent the threshold, target, and maximum amounts payable under our fiscal year 2021 annual cash incentive program, as described above under “Annual Cash Incentives.”

(2)
Grant Date pertains to the grant date of fiscal year 2021 stock option, restricted stock unit, and performance share awards. For a description of the vesting terms applicable to fiscal 2021 equity awards, please refer to the above discussion under
“Long-Term, Equity-Based Incentive Awards.”

(3)	Threshold represents the minimum amount earned if one of the financial metrics under the plan on which 20% of the bonus is based were achieved at the minimum level needed for any payment.
(4)	These options have a ten-year term. Generally, all options become exercisable as to 25% of the shares on each of the first four anniversary dates of the date of grant.
(5)
Represents grant-date fair value based on FASB ASC 718 for fiscal year 2021 equity grants. The assumptions used in the valuation of stock-based awards are discussed in Note 14 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2021.

Outstanding Equity Awards at Fiscal 2021 Year-End
The following table summarizes the number of securities underlying outstanding equity awards for the named executive officers on May 31, 2021.

	Option Awards (1)					Stock Awards (2)
		Number of Securities Underlying Unexercised Options (#)					Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number (#)(3)	Market Value ($)	Grant Date	Number (#)(4)	Market or Payout Value ($)
James C. Clemmer	4/4/16	200,000	—	12.14	4/4/23	7/26/17	5,523	127,692	7/18/18	34,938	807,767
	7/27/16	74,642	—	16.59	7/27/23	7/18/18	8,735	201,953	10/16/19	50,139	1,159,214
	7/26/17	58,221	19,406	16.55	7/26/27	7/17/19	18,828	435,303	7/14/20	108,871	2,517,098
	7/18/18	27,826	27,825	20.93	7/18/28	7/14/20	54,435	1,258,537	—	—	—
	7/17/19	20,992	62,975	21.54	7/17/29	—	—	—	—	—	—
	7/14/20	—	160,237	9.92	7/14/30	—	—	—	—	—	—
Stephen A. Trowbridge	7/22/15	14,758	—	15.95	7/22/22	7/26/17	927	21,432	7/18/18	9,437	218,183
	7/27/16	12,142	—	16.59	7/27/23	7/18/18	2,360	54,563	10/16/19	8,357	193,214
	7/26/17	9,764	3,254	16.55	7/26/27	7/17/19	3,134	72,458	7/14/20	30,242	699,195
	7/18/18	7,516	7,516	20.93	7/18/28	2/3/20	4,032	93,220	—	—	—
	7/17/19	3,494	10,481	21.54	7/17/29	7/14/20	15,121	349,598	—	—	—
	2/3/20	4,551	13,653	13.74	2/3/30	—	—	—	—	—	—
	7/14/20	—	44,510	9.92	7/14/30	—	—	—	—	—	—
David D. Helsel	12/18/17	37,500	12,500	17.20	12/18/27	12/18/17	2,500	57,800	7/18/18	9,834	227,362
	7/18/18	7,832	7,831	20.93	7/18/28	7/18/18	2,460	56,875	10/16/19	6,945	160,568
	7/17/19	2,904	8,711	21.54	7/17/29	7/17/19	2,605	60,228	7/14/20	15,081	348,673
	7/14/20	—	22,196	9.92	7/14/30	7/14/20	7,540	174,325	—	—	—
Warren G. Nighan	4/28/17	50,000	—	15.52	4/28/27	7/26/17	850	19,652	7/18/18	9,556	220,935
	7/26/17	8,958	2,985	16.55	7/26/27	7/18/18	2,390	55,257	10/16/19	6,452	149,170
	7/18/18	7,612	7,609	20.93	7/18/28	7/17/19	2,420	55,950	7/14/20	14,010	323,911
	7/17/19	2,698	8,092	21.54	7/17/29	7/14/20	7,005	161,956	—	—	—
	7/14/20	—	20,619	9.92	7/14/30	—	—	—	—	—	—
Chad T. Campbell	7/27/16	10,748	—	16.59	7/27/23	7/26/17	836	19,328	7/18/18	7,079	163,666
	7/27/16	75,000	—	16.59	7/27/23	7/18/18	1,770	40,922	10/16/19	6,195	143,228
	7/26/17	8,808	2,936	16.55	7/26/27	7/17/19	2,324	53,731	7/14/20	13,453	311,033
	7/18/18	5,640	5,636	20.93	7/18/28	7/14/20	6,726	155,505	—	—	—
	7/17/19	2,591	7,770	21.54	7/17/29	—	—	—	—	—	—
	7/14/20	—	19,800	9.92	7/14/30	—	—	—	—	—	—

(1)	Stock options vest 25% on each of the first four anniversaries following the grant date.
(2)	The value of restricted stock units and performance share awards is determined using the closing price of our common stock on May 28, 2021 (the last trading day in fiscal year 2021) of $23.12.
(3)	Restricted stock units vest 25% on each of the first four anniversaries following the grant date.
(4)	The 2019 performance share awards vest on the three-year anniversary of the grant date, subject to achievement of performance metrics. The 2020 and 2021 performance share awards vest at the end of the third fiscal year of the grant, subject to achievement of performance metrics. The performance share awards in this table reflect the target number of shares that were granted.

Option Exercises and Stock Vested for Fiscal Year 2021
The following table summarizes the stock option exercises and shares vested by the named executive officers during our fiscal year ended May 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James C. Clemmer	—	—	21,464	194,784
Stephen A. Trowbridge	13,625	138,158	5,356	62,332
David D. Helsel	—	—	4,596	55,242
Warren G. Nighan	—	—	5,350	87,122
Chad T. Campbell	—	—	3,258	29,540
Potential Payments upon Termination or Change in Control
Executive Severance Policy
Our named executive officers may be eligible for severance payments and benefits under our AngioDynamics Senior Executive Severance Pay Guidelines.
A senior executive may be eligible to receive severance benefits in the following situations:
•The elimination of the executive’s job or position;
•The relocation of the executive’s job or position to a location in excess of 60 miles from the current location of employment; or
•Divestment of the executive’s business or business unit, unless the acquiring/successor entity offers continuing employment that does not involve a major relocation, as described above.
A senior executive would generally not be eligible for severance benefits in the following situations:
•Terminations for performance reasons, including, but not limited to, violating work rules;
•Voluntary resignations;
•In the event of an asset or stock sale, where the executive continues employment with a successor in interest to AngioDynamics or any of either its or AngioDynamics’ subsidiaries, affiliates or joint ventures; or
•A transfer or reassignment of the executive to another location, division, subsidiary, affiliate or joint venture that does not result in relocation as described above.
EVPs and SVPs who report directly to the CEO are entitled to an aggregate severance benefit equal to 12 months of base salary and continuation of health benefits for 12 months.
In general, the CEO is eligible for a severance benefit equal to 18 months of base salary, unless a different severance benefit is set forth in an effective agreement.
The maximum severance period that will be offered under any circumstances (other than to the CEO) is 12 months.
 Payments are generally made in accordance with the Company’s regular salary payment practices, subject to modification in connection with Section 409A of the Internal Revenue Code, unless a different method is set forth in an effective agreement.
Additional benefits such as outplacement assistance and/or an agreement not to contest eligibility for unemployment compensation, may also be offered in a separation agreement.
Change-In-Control Arrangements
In August 2013, our Board of Directors authorized us to enter into change in control severance agreements with certain executive officers. During our fiscal year ended May 31, 2021, the Compensation Committee approved certain modifications to the Company’s change in control agreements, including with respect (i) modifying the cash severance; (ii) modifying the term extension upon a change in control; and (iii) modifying the COBRA benefits continuation for 18 months. On January 29, 2021, we entered into amended and restated change in control severance agreements with certain executive officers. As amended and restated each agreement has a current term that expires on December 31 of each year, and will automatically renew each year immediately following January 1 for an additional one year term (unless the Company has given notice prior to such January 1 that the term will not be extended); provided however, that if a change in control occurs the term will expire no earlier than 24 calendar months after the calendar month in which such change in control occurs. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities, (ii) subject to certain exceptions, the composition of a majority of our Board changes, (iii) we consummate a merger or consolidation (other than a transaction following which the Company’s voting securities continue to represent (by remaining outstanding or by conversion) at least 60% of the combined voting power of the Company or its successor, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person becomes a beneficial owner of more than 50% of our voting securities), or (iv) our shareholders approve a plan of liquidation or sale of all or substantially all of our assets (other than a sale by the Company to an entity at least 60% of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than (a) by us for cause, (b) by reason of death or disability, or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) 2.0 times his annual base salary for the CEO and 1.5 times the executive’s annual base salary for the other named executives (B) unpaid and prorated annual bonus amounts, and (C) earned but unused vacation time. In addition, the executive officer shall be entitled to continuation of coverage under COBRA benefits for a period of 24 months for the CEO and 18 months for the other named executive officers and any stock options, restricted stock, performance shares or other equity-based award granted to the executive officer on or following entry into the agreements but prior to the applicable change in control shall vest in full (with any applicable performance conditions deemed satisfied at the “target” level). Each agreement also provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either (i) delivered in full, or (ii) delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.
Payment made under each respective agreement is generally made in a lump sum within thirty days following termination subject to delay if required by Section 409A of the Internal Revenue Code.
Equity Acceleration under the 2004 Plan
Under the terms of the 2004 Plan and our applicable equity award agreements, grantees may be eligible for accelerated vesting of equity awards upon certain terminations of employment or in connection with a change in control. Outstanding stock options will become fully exercisable upon a change in control (as defined in the 2004 Plan), or upon a termination because of death or disability. Restricted stock units are eligible for prorated vesting upon a termination because of death or disability, and full vesting if a grantee is terminated without cause or resigns for good reason on or after a change in control (as defined in the 2004 Plan) or the Company experiences a terminal transaction in connection with a change in control and the restricted stock units are not assumed or substituted. Performance share awards are eligible for prorated vesting following the end of the applicable performance period upon a termination due to death, disability, or retirement based on actual performance (but based on target performance if a change in control (as defined in the applicable award agreement) follows the termination and occurs during the performance period), and full vesting (at the target level) upon a change in control that occurs during the performance period.
Equity Acceleration under the 2020 Plan
Unless otherwise provided in a written agreement with a participant in the 2020 Plan, if such participant’s employment is terminated by us without “cause,” or if such participant resigns for “good reason,” in each case within 3 months preceding, or at any time following, a “change in control,” that participant’s outstanding equity awards will be subject to accelerated vesting upon such termination (with any applicable performance conditions deemed satisfied at the “target” level). However, if the committee determines that an award under the 2020 Plan has not been assumed or continued by the successor in a “change in control” transaction, then such award will vest upon such “change in control” (with any applicable performance conditions deemed satisfied at the “target” level).

Estimates of Potential Payments Upon Termination or Change in Control
The following discussion estimates the potential payments to Messrs. Clemmer, Trowbridge, Helsel, Nighan and Campbell under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment as described above under “Potential Payments Upon Termination or Change in Control,” in each case assuming the termination date was May 31, 2021, and where applicable, using the closing market price of our common stock of $23.12 per share on May 28, 2021 (the last trading day in fiscal year 2021 as reported on Nasdaq).

Name	Severance Amount	Prorated Bonus	Accelerated Vesting of Stock Options (1)	Restricted Stock Unit and Performance Share Vesting (2)	Other (3)	Total (4)
James C. Clemmer
Termination without Cause	$720,000	$521,000	$—	$—	$5,444	$1,246,444
Death	$—	$—	$2,403,063	$2,801,022	$—	$5,204,085
Disability	$—	$—	$2,403,063	$2,801,022	$—	$5,204,085
Retirement	$—	$—	$—	$2,073,892	$—	$2,073,892
Change in Control (No Termination)	$—	$—	$2,403,063	$4,484,078	$—	$6,887,141
Change in Control + Qualified Termination	$2,160,000	$521,000	$2,403,063	$6,507,563	$5,444	$11,597,070
Stephen A. Trowbridge
Termination without Cause	$400,000	$—	$—	$—	$17,191	$417,191
Death	$—	$—	$769,996	$696,619	$—	$1,466,615
Disability	$—	$—	$769,996	$696,619	$—	$1,466,615
Retirement	$—	$—	$—	$502,257	$—	$502,257
Change in Control (No Termination)	$—	$—	$769,996	$1,110,592	$—	$1,880,588
Change in Control + Qualified Termination	$960,000	$136,811	$769,996	$1,701,863	$17,191	$3,585,861
David D. Helsel
Termination without Cause	$352,000	$—	$—	$—	$13,744	$365,744
Death	$—	$—	$397,900	$549,908	$—	$947,808
Disability	$—	$—	$397,900	$549,908	$—	$947,808
Retirement	$—	$—	$—	$396,329	$—	$396,329
Change in Control (No Termination)	$—	$—	$397,900	$736,603	$—	$1,134,503
Change in Control + Qualified Termination	$792,000	$107,388	$397,900	$1,085,831	$13,744	$2,396,863
Warren G. Nighan
Termination without Cause	$327,000	$—	$—	$—	$16,875	$343,875
Death	$—	$—	$321,231	$494,723	$—	$815,954
Disability	$—	$—	$321,231	$494,723	$—	$815,954
Retirement	$—	$—	$—	$377,365	$—	$377,365
Change in Control (No Termination)	$—	$—	$321,231	$694,016	$—	$1,015,247
Change in Control + Qualified Termination	$735,750	$110,695	$321,231	$986,831	$16,875	$2,171,382
Chad T. Campbell
Termination without Cause	$314,001	$—	$—	$—	$17,191	$331,192
Death	$—	$—	$305,269	$421,098	$—	$726,367
Disability	$—	$—	$305,269	$421,098	$—	$726,367
Retirement	$—	$—	$—	$316,565	$—	$316,565
Change in Control (No Termination)	$—	$—	$305,269	$617,928	$—	$923,197
Change in Control + Qualified Termination	$706,502	$106,970	$305,269	$887,415	$17,191	$2,023,347

(1)
Amounts in the “Accelerated Vesting of Stock Options” column represent the value of the number of each named executive officer’s in-the-money stock option awards that would have been eligible for accelerated vesting upon a termination and/or change in control occurring on May 31, 2021, calculated by multiplying the number of shares underlying such in-the-money unvested stock options held by each named executive officer by the difference between that option’s exercise price and $23.12 (the closing price of our common stock on the last trading day of the fiscal year, May 28, 2021, as reported on Nasdaq). See the discussion above under “Potential Payments Upon Termination or Change in Control-Equity Acceleration under the 2004 Plan” for a description of the applicable vesting provisions.

(2)
Amounts in the “Restricted Stock Unit and Performance Share Vesting” column represent the value of the number of each named executive officer’s restricted stock units and performance share awards that would have been eligible for accelerated vesting upon a termination and/or change in control occurring on May 31, 2021, calculated by multiplying the number of such restricted stock units and target number of performance share awards by $23.12 (the closing price of our common stock on May 28, 2021, as reported on Nasdaq), with proration in the applicable circumstances. See the discussion above under “Potential Payments Upon Termination or Change in Control-Equity Acceleration under the 2004 Plan” for a description of the applicable vesting provisions.

(3)	Health Plan coverage continuation amounts represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for a 12 month period.
(4)	The totals shown here do not take into account the application of any “best-after-tax” cutback that may apply if an executive’s payments would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
Employees, including named executive officers, are not generally entitled to any benefits upon termination for cause. All unvested stock options, restricted stock units, and performance share awards, as well as all vested but unexercised stock options are forfeited as of the date of termination for cause.
CEO Pay Ratio
Information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO, Jim Clemmer, for the fiscal year ended May 31, 2021 is set forth below:
•the annual total compensation of our median employee was $85,800; and
•the annual total compensation of Mr. Clemmer as reported in the “Total” column of the Summary Compensation Table in this Proxy Statement was $4,045,913.
Based on this information, the ratio of Mr. Clemmer’s annual total compensation for the fiscal year ended May 31, 2021 to the annual total compensation of our median employee is 47 to 1. The Company believes this ratio is a reasonable estimate based on AngioDynamics’ specific employee demographics and compensation and was calculated in accordance with applicable rules of the SEC. The pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
To identify our median employee, we calculated the annual taxable compensation for all employees of the Company (other than the CEO) for the fiscal year ended May 31, 2021. We believe that annual taxable compensation is a consistently applied compensation measure and appropriate for determining the median-paid employee. We annualized the compensation of all employees who were hired during our fiscal year ended May 31, 2021 but did not work for AngioDynamics for the entire fiscal year and converted any compensation paid to our international employees into U.S. Dollars.

Director Compensation Table
The following table sets forth the fees, awards and other compensation paid to or earned by our directors (other than named executive officers) for the fiscal year ended May 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Howard W. Donnelly	110,000	152,004	262,004
Kevin J. Gould (2)	24,859	—	24,859
Wesley E. Johnson, Jr.	76,000	152,004	228,004
Dennis S. Meteny	84,758	152,004	236,762
Eileen Auen	72,500	152,004	224,504
Jan Stern Reed	70,000	152,004	222,004
Karen Licitra	72,500	152,004	224,504
Michael Tarnoff	60,000	152,004	212,004

(1)	Represents grant-date fair value based on FASB ASC 718. As of May 31, 2021, each non-employee director held 15,323 unvested restricted stock units.
(2)	Mr. Gould retired from our Board effective October 13, 2020.
Director Compensation Program During the Fiscal Year Ended May 31, 2021
For fiscal year 2021, following consultation with Meridian, the Nominating, Compliance and Corporate Governance Committee’s independent compensation consultant, we maintained compensation at the same level as fiscal year 2020. Directors (who are not our employees) received an annual retainer of $55,000. The Chairman of the Board of Directors received an additional annual retainer of $55,000. The Chairman of the Audit Committee received an additional annual retainer of $25,000, the Chairman of the Compensation Committee received an additional annual retainer of $17,500, and the Chairman of the Nominating, Compliance and Corporate Governance Committee received an additional annual retainer of $11,000. Members of the Audit Committee receive an additional annual retainer of $10,000, members of the Compensation Committee received an additional annual retainer of $7,500 and members of the Nominating, Compliance and Corporate Governance Committee received an additional retainer of $5,000. Mr. Meteny received an additional, $4,758 for his membership in the Compensation Committee effective October 13, 2020. For fiscal year 2022, following consultation with Meridian, the Chairman of the Nominating, Compliance and Corporate Governance Committee will receive an annual retainer of $17,500 and members will receive an annual retainer of $7,500.
Directors who are not our employees also received an annual equity grant, wholly comprising restricted stock units, vesting one year from the grant date, with a grant-date fair value approximately equal to $152,004.
We also reimburse directors who are not our employees for reasonable travel and other related expenses incurred to attend Board and Committee meetings.
Directors who are our employees receive no additional compensation for their services as directors.
Stock Ownership Guidelines for Board of Directors
To further align the interests of our Board of Directors and shareholders, we maintain stock ownership guidelines for the Board of Directors. Under these guidelines, which were revised during the fiscal year ended May 31, 2019, each member of our Board of Directors is required to hold shares equal in value to three times the base cash retainer of $55,000. New members of the Board of Directors are allowed 36 months from the time they join the Board to acquire the required number of shares. Each member of our Board of Directors is currently in compliance with the applicable holding requirement.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP, independent certified public accountants, as our Company’s independent registered public accounting firm for the fiscal year ending May 31, 2022. The Audit Committee has directed that the appointment of Deloitte & Touche LLP be submitted to our shareholders for ratification due to the significance of their appointment to us. If our shareholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2022, must be approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.
Representatives of Deloitte & Touche LLP are expected to participate in the live webcast for the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2022.

AUDIT MATTERS
Audit Committee Report
During our fiscal year ended May 31, 2021, the members of the Audit Committee were Dennis S. Meteny, Wesley E. Johnson, Jr., Jan Stern Reed and Karen Licitra, each of whom has been determined by our Board to be independent under the Nasdaq listing standards. The Audit Committee operates under a written Audit Committee Charter, which was adopted by the Board of Directors in February 2004, and revised and approved by the Board of Directors in May 2006, May 2009, October 2010, January 2015, January 2019, and October 2020. The Audit Committee Charter is available on our website at www.angiodynamics.com under the “Investors-Corporate Governance-Highlights-Committee Charters” caption.
Management of the Company is responsible for internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and effectiveness of internal controls in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is charged with the duty to monitor and oversee these processes.
Pursuant to the Charter, the primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements, financial reporting process, system of internal controls over financial reporting, and audit process; (ii) the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements, in coordination with the Nominating, Compliance and Corporate Governance Committee; (iii) the independent auditor's quarterly reviews, qualifications and independence; and (iv) the performance of the Company’s internal audit; and (v) policies and procedures for risk assessment and risk management. The quarterly reviews include discussions by management and the independent registered public accounting firm with the Audit Committee. The Audit Committee must also pre-approve all audit and permitted non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee has the authority to select, determine the compensation paid to, and replace the Company’s independent registered public accounting firm. PricewaterhouseCoopers LLP was the Company's auditor for the first quarter of fiscal 2017. The Audit Committee selected Deloitte & Touche LLP starting in the second quarter of fiscal 2017 as the Company’s independent registered public accounting firm. During the fiscal year ended May 31, 2021, Deloitte & Touche LLP acted as, and continues to act as, the Company’s auditor.
The Charter provides that the Audit Committee shall always consist of not less than three members, all of whom must be independent directors. No member of the Audit Committee may serve on the Audit Committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and discloses this determination in the proxy statement. To carry out its responsibilities, the Audit Committee met ten times, either in person or by telephone, during fiscal year 2021.
Prior to the issuance of the fiscal year 2021 financial statements, the Audit Committee met with management and with Deloitte & Touche LLP to review the financial statements and to discuss significant accounting issues and policies. Management advised the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee’s review included discussion with Deloitte & Touche LLP of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB.
The Audit Committee discussed with Deloitte & Touche LLP matters relating to Deloitte & Touche LLP's independence, including the written disclosures and the letters provided by Deloitte & Touche LLP to the Audit Committee as required by applicable requirements of the PCAOB. Deloitte & Touche LLP informed the Audit Committee in writing that they were independent with respect to the Company within the regulations promulgated by the Securities and Exchange Commission and the requirements of the PCAOB. The Audit Committee has concluded that Deloitte & Touche LLP are independent of the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination and the evaluation of the Company’s internal controls.
On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2021, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Dennis S. Meteny Chairman
Wesley E. Johnson
Karen A. Licitra
Jan Stern Reed
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (hereinafter referred to as the Exchange Act), except to the extent that we specifically incorporate the Audit Committee Report by reference therein.
Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended May 31, 2021 and May 31, 2020, for inclusion in our Annual Reports on Form 10-K, reviews of quarterly financial statements, and fees paid in those periods for other services rendered by Deloitte & Touche LLP, in thousands:

	2021	2020
Audit Fees - Deloitte & Touche LLP	$1,160	$1,405
Tax Fees - Deloitte & Touche LLP	173	28
Other Fees - Deloitte & Touche LLP	2	67
	$1,335	$1,500
All fees shown in the table were related to services that were approved by the Audit Committee.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.
In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3.
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis, assisting with coordination of execution of tax related activities, primarily in the area of corporate tax planning, supporting other tax-related regulatory requirements and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.
Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm services within each category. The fees are budgeted in the Company’s annual operating budget. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to challenging, but realistic performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.
Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement that discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of our named executive officers in fiscal year 2021.
In accordance with Section 14A of the Exchange Act, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the Annual Meeting to approve the following advisory resolution:
Adoption of Proposal No. 3
RESOLVED, that the shareholders of AngioDynamics, Inc. approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.
This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.
The Board of Directors, taking into account the advisory vote of our shareholders at the 2017 Annual Meeting of Shareholders, has approved an annual frequency for shareholder votes to approve the compensation of our named executive officers. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2022 Annual Meeting of Shareholders and on an annual basis thereafter.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
There were no related party transactions pursuant to Item 404 of Regulation S-K during our fiscal year ended May 31, 2021.
Policy on Related Party Transactions
On July 27, 2007, the Board of Directors approved a Related Person Transaction Policy. The policy defines “Related Person Transaction” as certain transactions, arrangements or relationships in which the Company participates, the amount exceeds $50,000 and certain related persons have a material interest. Under the policy, any potential Related Person Transaction, including for example the purchase of goods or services, guarantees of indebtedness or employment, must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit Committee at a subsequent Audit Committee meeting. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account a number of factors, including the related person’s interest and approximate dollar amount of the transaction, as well as, whether the transaction occurred in the ordinary course of business or through a competitive bid process. On an annual basis, the Audit Committee will review and assess ongoing Related Person Transactions to determine whether the relationships remain appropriate.

ANNUAL REPORT
Any AngioDynamics shareholder may obtain without charge additional copies of our annual report on Form 10-K for the fiscal year ended May 31, 2021 (without exhibits), as filed with the SEC, by writing to:
General Counsel
AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110

SHAREHOLDER PROPOSALS AND NOMINATIONS
Under Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Shareholders. To be eligible for inclusion in our 2022 proxy statement, your proposal must be received by us no later than May 27, 2022 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.
In addition, our By-Laws contain an advance notice provision with respect to matters to be brought before an Annual Meeting of Shareholders, including nominations for directors, and not included in our proxy statement. If you would like to nominate a director or bring any other business before the shareholders at the 2022 Annual Meeting, you must comply with the procedures contained in the By-Laws and you must notify us in writing, and such notice must be delivered to or received by our Secretary no earlier than July 6, 2022 and no later than August 5, 2022. However, if the fiscal 2022 Annual Meeting is called for a date that is not within 25 days before or after November 3, 2022, notice must be received by our Secretary no later than the later of (i) the close of business on the 90th day before the 2022 Annual Meeting and (ii) the close of business on the 10th day following the day on which notice of the 2022 Annual Meeting was mailed to shareholders or public disclosure of the date of the 2022 Annual Meeting was made, whichever first occurs.
You may write to our Secretary at our principal executive office, 14 Plaza Drive, Latham, New York 12110, to deliver the notices discussed above and to request a copy of the relevant By-Law provisions regarding the requirements for making shareholder proposals and nominations of directors.

OTHER MATTERS
As of the date of this proxy statement, we know of no matters other than those set forth herein that will be presented for consideration at the meeting. If any other matter or matters are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

angiodynamics

ANGIODYNAMICS, INC.
14 Plaza Drive
Latham, NY 12110
ATTN: STEPHEN A. TROWBRIDGE

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Proposal to elect two Class II directors, for a term of three years;	☐	☐	☐	______________________

Nominees

01 Karen A. Licitra   02 Wesley E. Johnson, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To ratify the appointment of Deloitte & Touche LLP as AngioDynamics independent registered public accounting firm for the fiscal year ending May 31, 2022.	☐	☐	☐
3 Say-on-Pay - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000520588_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

ANGIODYNAMICS, INC.
Annual Meeting of Stockholders
November 3, 2021 12:00 P.M., local time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James C. Clemmer and Stephen A. Trowbridge, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANGIODYNAMICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 12:00 p.m., Eastern time on 11/03/21.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

Continued and to be signed on reverse side

0000520588_2 R1.0.0.177